Exhibit 4.5

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT KEEPS PRIVATE OR CONFIDENTIAL.

Execution Version

Dated 12//2021

Stock Purchase Agreement

among

GDC America, Inc.	Peter Schoenke
Purchaser	Seller 1

Gambling.com Group Limited

Parent (solely for purposes of Section 2.02 to the extent related to issuance of Parent Shares, Section 3.06, Section 4.03, Section 4.04, Section 4.05, Section 4.09, Section 5.10, Section 5.11, Article VI, and Article VIII)

Herbert Ilk Seller 2 Jeffrey Erickson Seller 3 Timothy Schuler Seller 4
Christopher Liss Seller 5
Trustee Services Group, PLLC, as Trustee of The Ilk 2021 Charitable Remainder Unitrust dated November 22, 2021 Seller 2A
Trustee Services Group, PLLC, as Trustee of The Erickson 2021 Charitable Remainder Unitrust dated November 22, 2021 Seller 3A
Trustee Services Group, PLLC, as Trustee of The Schuler 2021 Charitable Remainder Unitrust dated November 22, 2021 Seller 4A

Table of Contents

(i)

(ii)

(iii)

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated December 13, 2021 by and among GDC America, Inc (“Purchaser”), a corporation organized under the laws of the State of Florida, and Peter Schoenke (“Seller 1” or “Sellers’ Representative”), a private individual residing in the State of Wisconsin, Herbert Ilk (“Seller 2”), a private individual residing in the State of Wisconsin, Jeffrey Erickson (“Seller 3”), a private individual residing in the State of California, Timothy Schuler (“Seller 4”), a private individual residing in the State of California, Christopher Liss (“Seller 5”), a private individual residing in Portugal (any and each of Seller 1, Seller 2, Seller 3, Seller 4, and Seller 5 individually an “Individual Seller” and collectively the “Individual Sellers”), Trustee Services Group, PLLC, as trustee of The Ilk 2021 Charitable Remainder Unitrust dated November 22, 2021 (“Seller 2A”), Trustee Services Group, PLLC, as trustee of The Erickson 2021 Charitable Remainder Unitrust dated November 22, 2021 (“Seller 3A”), Trustee Services Group, PLLC, as trustee of The Schuler 2021 Charitable Remainder Unitrust dated November 22, 2021 (“Seller 4A”) (any and each of Seller 2A, Seller 3A, and Seller 4A a “Trust Seller” and collectively the “Trust Sellers”, and any and each of any of the Individual Sellers or the Trust Sellers a “Seller” and, collectively, the “Sellers”), being the sole shareholders of Roto Sports, Inc. (the “Company”), a corporation organized under the laws of the State of California, and, solely for purposes of Section 2.02 to the extent related to issuance of Parent Shares, Section 3.06, Section 4.03, Section 4.04, Section 4.05, Section 4.09, Section 5.10, Section 5.11, Article VI, and Article VIII, Gambling.com Group Limited (“Parent”), a public limited company registered under the laws of the Channel Island of Jersey with company registration number 562225 listed on the Nasdaq Global Market under the ticker symbol “GAMB”.

W I T N E S S E T H:

WHEREAS, the Sellers own 5,251 shares of common stock, par value of US$1.00 per share, of the Company (“Common Stock”) and 14,871 shares of preferred stock, par value of US$1.00 per share, of the Company (“Preferred Stock”, and together with Common Stock, the “Shares”), such Shares representing all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, the Sellers desire to sell, and the Purchaser desires to purchase, the Shares pursuant to the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, it is the intention of the parties hereto that, upon consummation of the purchase and sale of the Shares pursuant to this Agreement, the Purchaser shall own all of the issued and outstanding shares of capital stock of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound, agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“409A Deferred Compensation Arrangement” shall mean (x) those certain Supplemental Executive Retirement Plans sponsored by the Company and disclosed on Schedule 3.13(a) of the Seller Disclosure Letter, and (y) any other “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code that would be aggregated with the items in clause (x) pursuant to Treasury Regulations Sections 1.409A-1(c) and 1.409A-3(j)(4)(ix)(B).

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided, further, that an Affiliate of any Person shall also include (a) any Person that directly or indirectly owns, or in which such Person directly or indirectly owns more than five percent (5%) of any class of capital stock or other equity interest of such Person, (b) in the case of a corporation, any officer or director of such corporation, (c) in the case of a partnership, any general partner of such partnership, (d) in the case of a trust, any trustee or beneficiary of such trust, (e) any spouse, parent, sibling or child or lineal descendant of any individual described in clauses (a) through (d) above, and (f) any trust for the benefit of any individual described in clauses (a) through (e) above.

“Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” shall mean the Sherman Act, 15 U.S.C. §§ 1‑7, as amended; the Clayton Act, 15 U.S.C. §§ 12‑27, 29 U.S.C. §§ 52‑53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41‑58, as amended; and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition.

“Bad Actor” shall mean an Individual Seller’s (i) conviction of, or entering a guilty plea or plea of no contest with respect to, a felony or a crime involving fraud or moral turpitude (excluding a first offense for DWI, DUI or the like which does not include a greater charge), (ii) willful misconduct that materially discredits the Company or is materially detrimental to the reputation of the Company, or (iii) breach of Section 5.08, 5.09, or any restrictive covenant contained in an Employment Agreement or CIIAA with such Individual Seller.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), enacted March 27, 2020.

“Cash and Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short‑term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, cash security deposits and other cash collateral posted with vendors, landlords, and other parties, and any evidence of indebtedness issued or guaranteed by the United States government.

“Cash Consideration” shall have the meaning assigned to this term in Section 2.02(c).

“CIIAA” shall have the meaning assigned to this term in Section 6.02(e).

“Closing Cash” shall mean the aggregate book balance of Cash and Cash Equivalents of the Company calculated in accordance with the historical accounting practices of the Company, consistently applied, as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.

“Closing Indebtedness” shall mean the aggregate outstanding amount of Indebtedness of the Company as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.

“Closing Working Capital” shall mean the current assets of the Company less the current liabilities of the Company (excluding all Closing Cash, Closing Indebtedness, Company Transaction Expenses (to the extent deducted from the Initial Purchase Price or the Final Purchase Price, as the case may be) and any Tax assets or Tax liabilities of the Company and its Subsidiaries) as determined in accordance with the historical accounting practices of the Company, consistently applied, as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Company IT Assets” shall mean any and all IT Assets, in each case owned, licensed, leased, or outsourced by the Company and its Subsidiaries or necessary, used, or held for use to conduct the respective businesses of the Company and its Subsidiaries as presently conducted or contemplated to be conducted in the future.

“Company Transaction Expenses” shall mean all expenses of the Company incurred or to be incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing, including out‑of-pocket costs, fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers, severance payments to directors, officers and employees, bonuses, retention payments and any other change‑of‑control or similar payments under agreements entered into or plans adopted by the Company prior to the Closing Date payable as a result of or in connection with the transactions contemplated by this Agreement (including the employer portion of any Taxes relating to such payments), including pursuant to termination of the 409A Deferred Compensation Arrangements, payable by the Company (prior to and through and including the Closing Date) pursuant to Section 9.01 and which have not been paid as of the Closing Date.

“Confidential Material” shall mean all information (written or oral) that is confidential or proprietary to the Company or any of its Subsidiaries or is not otherwise generally available to the public regarding the Company and its Subsidiaries. The term “Confidential Material” shall not include (a) information that is or becomes generally available to the public, other than as a result of disclosure by Seller or its Representatives in violation of this Agreement or (b) becomes available to Purchaser or its Representatives from a Person other than the Sellers, the Company or the Company’s Subsidiaries on a non‑confidential basis, provided that such Person was not known by Purchaser or its Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Sellers, the Company or any of the Company’s Subsidiaries or its Representatives with respect to such materials.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and between the Paramax Corporation (as agent for the Company) and KAX Media America, Inc. dated October 15, 2019.

“Consideration” shall mean, collectively, any Cash Consideration together with any Share Consideration.

“Consideration Payment 1” shall have the meaning assigned to this term in Section 2.02(a)(i).

“Contract” shall mean any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, letter of intent, or other instrument or obligation (whether oral or written), and any amendments thereto.

“Deferred Consideration Payment 1” shall have the meaning assigned to this term in Section 2.02(a)(ii).

“Deferred Consideration Payment 2” shall have the meaning assigned to this term in Section 2.02(a)(iii).

“Employment Agreement” shall have the meaning assigned to this term in Section 6.02(e).

“Environmental Law” shall mean any Law, Order or other requirement of Law, including common law, relating to pollution, natural resources, the protection or restoration of the environment, the protection of human health (to the extent concerned with the exposure to Hazardous Materials), or Hazardous Materials.

“Estimated Working Capital Adjustment” shall mean any amount (which may be expressed as a negative number) equal to the amount of the Estimated Closing Working Capital less the Target Working Capital.

“Exchange Rule” shall mean the determination of the number of Parent Shares making up a value of any Share Consideration, which shall be determined using the volume weighted average price of such Parent Shares for the 10-day period prior to each of the Share Consideration payment dates; provided that, in the event the Closing Date occurs on a date other than the date hereof, such volume weighted average price of any Parent Shares provided as part of Consideration Payment 1 shall be determined based on the 10-day period prior to the date hereof.

“Final Purchase Price” shall mean an amount equal to the sum of (a) $27,500,000.00, (b) plus the amount of the Working Capital Adjustment (which may be expressed as a positive or negative number), if any, (c) plus Closing Cash, (d) minus Closing Indebtedness, (e) minus Company Transaction Expenses, (f) minus any offset amount under Section 8.08(e) minus the Sales Tax Holdback.

“Foreign Corrupt Practices Act” shall mean the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd‑1, 78dd‑2, 78dd‑3, and 78ff, as amended, if applicable, or any similar Law of any jurisdiction where one or more properties owned or leased by the Company or any of its Subsidiaries are located or where the Company or any of its Subsidiaries transacts business or any other jurisdiction, if applicable.

“Funded Indebtedness” shall mean all Indebtedness listed on Section 2.02(g) of the Seller Disclosure Letter.

“GAAP” shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“Government Contract” shall mean any bid, quotation, proposal, Contract, work authorization, lease, commitment or sale or purchase order of the Company with any Governmental Entity, including all Contracts and work authorizations to supply goods and services to any Governmental Entity.

“Governmental Entity” shall mean any United States or non‑United States federal, state, provincial or local court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

“Hazardous Material” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law and specifically including petroleum and all derivatives thereof, asbestos or asbestos‑containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and any substances regulated under Environmental Law.

“HSR Act” shall mean the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., as amended, and the rules and regulations promulgated thereunder.

“IFRS” shall mean the international financial reporting standards issued by the International Accounting Standards Board as in effect from time to time.

“Indebtedness” of any Person shall mean and include (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn‑out” payments, whether or not matured, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (d) indebtedness secured by a Lien on assets or properties of such Person, (e) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties or to deliver goods or services to prepaying customers (except to the extent included in the calculation of Closing Working Capital as a current liability of the Company), (f) any liability of such Person in respect of banker’s acceptances or letters of credit (to the extent drawn), (g) obligations under any interest rate, currency or other hedging agreement, (h) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (i) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (j) direct or indirect guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (i) above, (k) the amount of all accrued and unpaid income Taxes of the Company and the Company Subsidiaries, with respect to the portion of the Pre-Closing Period ending on or before the Closing Date; or (l) any Taxes of the Company, or any of the Company Subsidiaries for the Pre-Closing Period deferred pursuant to the CARES Act and/or the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, signed on August 8, 2020 (or any similar non-U.S. Laws) which have not otherwise been paid as of the Closing Date or (m) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (l) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto. Indebtedness shall not, however, include (x) accounts payable to trade creditors, (y) accrued expenses arising in the ordinary course of business or (z) endorsements of negotiable instruments for collection in the ordinary course of business.

“Initial Purchase Price” shall mean an amount equal to the sum of (a) $20,000,000.00, (b) plus the amount of the Estimated Working Capital Adjustment (which may be expressed as a positive or negative number), if any, (c) plus Estimated Closing Cash, (d) minus Estimated Closing Indebtedness, (e) minus Estimated Company Transaction Expenses, (f) minus the Sales Tax Holdback.

“Intellectual Property” shall mean any and all intellectual property and all rights, title, and interests therein and thereto and all similar proprietary rights throughout the world, including any and all United States, international and/or foreign rights in, arising out of or associated with any of the following, whether registered or unregistered: (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisions, continuations‑in‑part, renewals, divisionals, renewals, extensions, reissues or foreign counterparts of any of the foregoing; (b) trademarks, service marks, trade dress, trade names, brand names, logos, slogans, corporate names, registrations and applications for registration thereof, and other indicia of origin, together with all of the goodwill associated therewith, and Internet Domain Names; (c) copyrights, works of authorship, copyrightable works and registrations and applications for registration thereof, design rights, moral and economic rights of authors and inventors and rights of attribution, and similar rights; (d) mask works and registrations and applications for registration thereof; (e) rights in Software, websites, and related Technology; (f) trade secrets and other confidential or proprietary information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know‑how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information)

(collectively, “Trade Secrets”); (g) rights of publicity or privacy, including with respect to name, likeness or persona, and in social media usernames, handles, and accounts; (h) rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world; (i) other intellectual or industrial property rights; (j) registrations and applications for any of the foregoing; and (k) copies and tangible embodiments thereof (in whatever form or medium).

“Internet Domain Names” shall mean www.rotowire.com, www.coverwire.com, mockdraft.com, mockdraftcentral.com, egamernews.com, fantasyfootballadnetwork.com, fantasysportsadnetwork.com, rotodaily.com, rotonews.info, rotonews.com, rotonews.net, rotonews.org, rotosportsinc.com, rotowire.in, rotowire.biz, rotowire.co.uk, rotowire.info, rotowire.net, rotowire.org, rotowire.tv, rotowire.us, sportsrate.com, draftsheet.com, fantasybaseballcalculator.com, rotonews.mobi, and tryrotowire.com, tennis-reference.com, nhl-reference.com, nhlreference.com, databasebaseball.com, databasebasketball.com, databaseboxing.com, databasecricket.com, databasefootball.com, databasegolf.com, databasehockey.com, databaseolympics.com, databasepoker.com, databaseracing.com, databaserugby.com, databasesocer.com, databasesports.com, databasetennis.com, rotosyn.com, rotosynthesis.com, databaseolym.pics.

“IRS” shall mean the United States Internal Revenue Service.

“IT Assets” shall mean any and all computers, Software, Technology, systems, hardware, servers, networks, workstations, routers, hubs, switches, platforms, applications, data communications lines, websites (including the content thereon), operational technology, automated processes, and all other information technology equipment and assets owned, used or operated, including those procured via outsourced or cloud computing arrangements.

“Law” shall mean any statute, law, ordinance, policy, rule or regulation of any Governmental Entity and all judicial interpretations thereof.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” shall mean any liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on ownership or use of real or personal property or irregularities in title thereto.

“Loss” or “Losses” shall mean, without duplication, (a) any and all damages, losses, claims, actions, causes of action, judgments, Liabilities, or costs, including reasonable fees and expenses of attorneys, accountants and other professional advisors, whether involving a dispute solely between the parties hereto or otherwise, and (b) any losses or costs incurred in investigating, defending or settling any of claim, action or cause of action described in clause (a), whether or not the underlying claim, action or cause of action is actually asserted or is merely alleged or threatened.

“Material Adverse Effect” shall mean any event, circumstance, development, state of facts, occurrence, change or effect that is materially adverse to the business, assets, financial condition, or results of operations of the Company, taken as a whole; provided, however, that a Material Adverse Effect does not include a material adverse effect or impact on the Company’s business, assets, financial condition, or results of operations that is caused by (i) one or more downturns in the economy, the securities markets, the financing markets or the credit markets in general which does not disproportionately affect the Company relative to other industry participants of similar size and geographic location, (ii) one or more downturns in the industries in which the Company operates which does not disproportionately affect the Company relative to other industry participants of similar size and geographic location, (iii) geopolitical conditions, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such conditions, acts of war, armed hostilities, sabotage or terrorism which does not disproportionately affect the Company relative to other industry participants of similar size and geographic location, (iv) changes in applicable Law which do not disproportionately affect the Company relative to other industry participants of similar size and geographic location, (v) the announcement or consummation of the Closing, (vi) the effect of any action or any failure to act taken by the Company or the Sellers as contemplated by and in accordance with this Agreement, or otherwise with the written consent of the Purchaser, or (vii) the effect of any action or any failure to act taken by the Purchaser.

“Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity or any arbitrator.

“Overlap Period” shall mean with respect to the Company and its Subsidiaries, the portion of any taxable year or period beginning on or before and ending after the Closing Date.

“Owned IP” shall mean any and all Intellectual Property owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries and includes all Registered Intellectual Property and Proprietary Software.

“Parent Shares” shall mean ordinary shares issued by the Parent.

“Permitted Liens” shall mean (a) Liens expressly reflected on the balance sheet of the Company (or any related notes) on the Balance Sheet Date, (b) Liens consisting of zoning, building code or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments, rights‑of‑way and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by the Company or its Subsidiaries, (c) Liens for Taxes not yet due and payable or which may thereafter be paid without penalty, in each case for which adequate reserves have been made with respect thereto, (d) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing amounts that are not past due, and (e) other imperfections of title or non monetary encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of any real property or tangible personal property of the Company to which they relate as currently used or operated.

“Person” shall mean and include an individual, a partnership, a limited partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, an association, a trust, an unincorporated organization, a group, a Governmental Entity or other body corporate or analogous entity

“Pre‑Closing Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Overlap Period, the portion of such Overlap Period ending on and including the Closing Date.

“Proprietary Software” shall mean any and all proprietary Software owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries.

“Purchase Price” shall have the meaning assigned to this term in Section 2.02(a).

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other Persons acting on behalf of such Person.

“Sales Tax Holdback” shall mean Three Hundred Thousand Dollars ($300,000).

“SEC” shall mean the United States Securities and Exchange Commission.

“Software” shall mean any and all (a) software, firmware, middleware, computer programs, operating systems, applications, and other code, including APIs, tools, compilers, files, scripts, architecture, algorithms, heuristics, data, databases, data compilations, data files, databases, protocols, specifications, user interfaces, menus, buttons, icons, and other items, as well as foreign language versions, fixes, upgrades, updates, enhancements, and past and future versions and releases, in each case, including all source code, intermediate/byte code, executable code, interpreted code or object code form, (b) deep learning, machine learning, and other artificial intelligence or machine learning technologies (collectively, “AI/ML”), and (c) source code annotations, manuals, notes, comments, or documentation, including user and installation manuals and training software, for or related to any of the foregoing.

“Subsidiary”, with respect to any Person, shall mean (a) any corporation or body corporate more than fifty percent (50%) of the stock or shares of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock or shares of any class or classes of such corporation or body corporate shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company, body corporate or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Target Working Capital” shall mean $824,000.

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person.

“Technology” shall mean collectively, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, results of research and development, Software, tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, analyses, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing.

“Treasury Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

“Working Capital Adjustment” shall mean any amount (which may be expressed as a negative number) equal to the amount of the Closing Working Capital less the Target Working Capital.

Section 1.02 Additional Defined Terms. In addition to the terms defined in Section 1.01, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated on Annex 2.

Section 1.03 Construction. In this Agreement, unless the context otherwise requires:

(a)
references to “writing” or comparable expressions include a reference to electronic or telephonic transmission or comparable means of communication (including electronic mail, provided the sender complies with the provisions of Section 9.03 hereof);
(b)
the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Purchaser, material that has been posted, retained and thereby made available to Purchaser through the on‑line “virtual data room” established by the Company);
(c)
words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(d)
references to Articles, Sections, Annexes, Sections of the Seller Disclosure Letter, the Preamble and Recitals are references to articles, sections, annexes, disclosure schedules, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement and the Seller Disclosure Letter (as applicable) are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;
(e)
whenever this Agreement refers to a number of days, that number shall refer to calendar days unless Business Days are specified and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day;
(f)
the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;
(g)
this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;
(h)
“include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and
(i)
references to “Dollars”, “dollars” or “$”, without more are to the lawful currency of United States of America.

Section 1.04 Annexes, Exhibits and the Seller Disclosure Letter. The Annexes, Exhibits, and the Seller Disclosure Letter are incorporated into and form an integral part of this Agreement.

Section 1.05 Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the Sellers’ “Knowledge”, “Knowledge of the Sellers” or words of similar import, it shall mean the actual and constructive knowledge of the individuals set forth in Section 1.05 of the Seller Disclosure Letter after such inquiry as such individuals would normally conduct in the ordinary course of their duties to the Sellers.

ARTICLE II

Sale of Shares

Section 2.01 Sale of Shares. On the terms, and subject to the conditions set forth in this Agreement, the Sellers shall sell, assign, transfer, and deliver to the Purchaser at the Closing, and the Purchaser shall purchase from the Sellers at the Closing, the Shares free and clear of all Liens and together with all accrued rights and benefits attached thereto. The Sellers shall take such action as is reasonably necessary and legally required to reflect the sale, assignment, transfer and delivery of the Shares on the books and records of the Company, free and clear of all Liens and together with all accrued rights and benefits attached thereto, and to provide the Purchaser with such evidence of the same as is legally required or as the Purchaser shall reasonably request. The Sellers shall cure any deficiencies identified by the Purchaser to the Sellers in writing within five (5) days of the Closing with respect to the endorsement of the certificates representing the Shares or with respect to the stock power accompanying any such certificates. At the Closing, upon the terms and subject to the conditions of this Agreement, each Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase from each Seller, the Shares owned by such Seller as listed on Annex 1 for such Seller’s pro rata portion of the Purchase Price, payable in accordance with Section 2.02, free and clear of all Liens and together with all accrued rights and benefits attached thereto.

Section 2.02 Purchase Price; Delivery of Funds; Payment of Indebtedness and Company Transaction Expenses.

(a)
The aggregate purchase price for the Shares (the “Purchase Price”) shall be an amount equal to $27,500,000 (as such amount may be adjusted pursuant to Section 2.03 or otherwise paid pursuant to this Section 2.02), payable in four (4) tranches of cash and Parent Shares as follows:
(i)
An amount equal to the sum of the Initial Purchase Price, which consists of an amount of up to $5,000,000 paid in Parent Shares, with the number of shares being determined under the Exchange Rule, and the balance paid in cash (“Consideration Payment 1”);
(ii)
Subject to Section 8.08(e), an amount equal to $2,500,000 paid no later than the date which is 12 months from the Closing Date, with up to $1,250,000 in Parent Shares, with the number of shares being determined under the Exchange Rule, and the balance paid in cash (“Deferred Consideration Payment 1”);
(iii)
Subject to Section 8.08(e), an amount equal to $5,000,000 paid no later than the date which is 24 months from the Closing Date, with up to $2,500,000 in Parent Shares, with the number of shares being determined under the Exchange Rule, and the balance paid in cash (“Deferred Consideration Payment 2”); and
(iv)
An amount equal to the Sales Tax Holdback, less any Losses incurred by the Purchaser or an Affiliate thereof relating to the Sales Tax Indemnity pursuant to Section 8.04(d) as of the date that is the earlier of (A) the date that is 60 days following the expiration of the latest applicable statute of limitations (giving effect to any extensions and waivers thereof) relating to the Sales Tax Indemnity and (B) the date that the Purchaser determines in its sole discretion that no additional Losses may be incurred pursuant to the Sales Tax Indemnity (such earlier date, the “Holdback Expiration Date”), paid in cash within three (3) Business Days following the Holdback Expiration Date.

(b)
The determination of the ratio of Parent Shares and cash in each of Consideration Payment 1, Deferred Consideration Payment 1 and Deferred Consideration Payment 2 shall be in the sole discretion of the Parent, subject to the maximum amounts set forth above. For the avoidance of doubt, Parent may choose not to issue any Parent Shares and pay each of Consideration Payment 1, Deferred Consideration Payment 1 and Deferred Consideration Payment 2 solely in cash. Any Share Consideration shall be issued pursuant to and in compliance with an exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) within 45 days from the payment date (subject to the availability of an applicable exemption from registration under the Securities Act and the receipt of an accredited investor questionnaire with respect thereto). In the event that any Parent Shares are issued on or prior to January 18, 2022, each Seller shall enter into a lock up agreement substantially in the form set forth in Exhibit A to the underwriting agreement filed as Exhibit 1.1 to Amendment No. 2 to the registration statement on Form F-1 filed by Parent with the SEC on July 12, 2021 prior to the issuance of such Parent Shares.
(c)
The amount of cash payable as part of each of Consideration Payment 1, Deferred Consideration Payment 1, and Deferred Consideration Payment 2 shall be referred to as the “Cash Consideration”. The amount of any Parent Shares payable as part of each of Consideration Payment 1, Deferred Consideration Payment 1 and Deferred Consideration Payment 2 shall be referred to as “Share Consideration”. As provided in Section 5.10, any Share Consideration shall be subject to the Lock-Up Period. Any Consideration shall only be paid to the Sellers on a pro rata basis in line with Annex 1.
(d)
If an Individual Seller is a Bad Actor at the point in time when the Deferred Consideration Payment 1 and Deferred Consideration Payment 2 or any portion thereof is due, (i) the amount equal to the pro rata portion of the Cash Consideration or Share Consideration remaining due to such Individual Seller who is a Bad Actor shall no longer be due and payable to such Seller who is a Bad Actor; and (ii) as applicable, (A) if the Individual Seller who is a Bad Actor pursuant to subsection (i), above, is Seller 2, then the amount equal to the pro rata portion of the Cash Consideration or Share Consideration remaining due to Seller 2A shall no longer be due and payable to Seller 2A, (B) if the Individual Seller who is a Bad Actor pursuant to subsection (i), above, is Seller 3, then the amount equal to the pro rata portion of the Cash Consideration or Share Consideration remaining due to Seller 3A shall no longer be due and payable to Seller 3A, and (C) if the Individual Seller who is a Bad Actor pursuant to subsection (i), above, is Seller 4, then the amount equal to the pro rata portion of the Cash Consideration or Share Consideration remaining due to Seller 4A shall no longer be due and payable to Seller 4A.
(e)
At least three Business Days, but not more than five Business Days prior to the Closing Date, the Sellers’ Representative shall cause the Company to prepare and deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth (i) the Company’s good faith estimate of the amount of the Closing Indebtedness (the “Estimated Closing Indebtedness”), (ii) the Company’s good faith estimate of the amount of the Closing Cash (the “Estimated Closing Cash”), (iii) the Company’s good faith estimate of the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), (iv) the Company’s good faith estimate of the Closing Working Capital (the “Estimated Closing Working Capital”) and (v) the amount of the Estimated Working Capital Adjustment, which statement shall quantify in reasonable detail the estimates of the items constituting such Closing Indebtedness, such Closing Cash, such Company Transaction Expenses, such Closing Working Capital and such Estimated Working Capital Adjustment, if any, and in each case calculated in accordance with the terms of this Agreement. The Estimated Closing Statement shall be prepared in a manner consistent with the policies and principles used by the Company in connection with the preparation of the Financial Statements, consistently applied. During the period after the delivery of the Estimated Closing Statement and prior to the Closing Date, the Purchaser shall have an opportunity to review the Estimated Closing Statement and the Sellers’ Representative shall cooperate with the Purchaser in good faith to mutually agree upon the Estimated Closing Statement in the event the Purchaser disputes any item proposed to be set forth on such statement;

provided, that, if the Sellers’ Representative and Purchaser are not able to reach mutual agreement prior to the Closing Date, the Estimated Closing Statement provided by the Sellers’ Representative to the Purchaser shall be binding for purposes of this Section 2.02, but not, for the avoidance of doubt, for purposes of Section 2.03.
(f)
Method of Payment
(i)
At the Closing, the Purchaser shall pay to each of the Sellers, on a pro rata basis in line with Annex 1, in partial consideration for the purchase by the Purchaser of the Shares (subject to the adjustments set forth in Section 2.03 hereof), an amount equal to the Initial Purchase Price, which shall be payable at least seventy-five percent (75%) as Cash Consideration and up to, with no minimum amount, twenty-five percent (25%) as Share Consideration. The payment of Cash Consideration shall be made by wire transfers of immediately available funds to the respective Sellers’ accounts designated by the Sellers’ Representative in writing to the Purchaser at least three (3) Business Days prior to the Closing.
(ii)
Following the Closing and always subject to Section 2.02, all cash payments pursuant to this Article II shall be made by wire transfer of immediately available funds to an account that the recipient has designated in writing.
(g)
At the Closing, the Purchaser shall pay to the holders of the Funded Indebtedness an amount sufficient to repay all such Funded Indebtedness, with the result that immediately following the Closing there will be no further monetary obligations of the Company or any of its Subsidiaries with respect to any Funded Indebtedness outstanding immediately prior to the Closing.
(h)
At the Closing, the Purchaser shall pay any amounts due to employees, officers and directors of the Company constituting Company Transaction Expenses and shall pay all other Company Transaction Expenses for which invoices have been submitted to the Company at least two (2) Business Days prior to the Closing Date.

Section 2.03 Determination of Purchase Price Adjustment.

(a)
Promptly after the Closing Date, and in any event not later than sixty (60) Business Days following the Closing Date, the Purchaser shall cause the Company to prepare and deliver to the Sellers’ Representative a statement (the “Closing Statement”) setting forth the Purchaser’s good faith calculations of (i) the amount of the Closing Indebtedness, (ii) the amount of the Closing Cash, (iii) the Company Transaction Expenses, (iv) the Closing Working Capital, (v) the amount of the Working Capital Adjustment, (vi) the Sales Tax Holdback, and (vii) a calculation of the Final Purchase Price based on the amounts set forth in the Closing Statement. The Closing Statement shall be prepared in a manner consistent with the policies and principles used by the Company in connection with the preparation of the Financial Statements, consistently applied. Upon delivery of the Closing Statement by the Purchaser, the Purchaser shall cause the Company to provide the Sellers’ Representative and its Representatives with reasonable access, during normal business hours, to the Company’s accounting and other personnel and to the books and records of the Company, as the case may be, and any other document or information reasonably requested by the Sellers’ Representative, in order to allow the Sellers’ Representative and its Representatives to verify the accuracy of the Closing Statement.
(b)
In the event that the Sellers’ Representative does not object to the Closing Statement by written notice of objection (the “Notice of Objection”) delivered to Purchaser within 30 Business Days after the Sellers’ Representative’s receipt of the Closing Statement, the recalculation of the Initial Purchase Price pursuant to the Closing Statement shall be deemed final and binding. A Notice of Objection under this Section 2.03(b) hereof shall set forth in reasonable detail the Sellers’ Representative’s alternative calculations of (i) as applicable, (A) the amount of the Closing Indebtedness, (B) the amount of the Closing Cash, (C) the Company Transaction Expenses, and/or (D) the Closing Working Capital and the Working Capital Adjustment calculated by reference thereto and (ii) a recalculation of the Final Purchase Price based on such applicable alternative calculations.
(c)
If the Sellers’ Representative delivers a Notice of Objection to the Purchaser within the thirty (30) Business Day period referred to in Section 2.03(b) hereof, then any element of the Closing Statement that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any dispute (all such amounts, the “Disputed Amounts”) shall be resolved as set forth in this Section 2.03(c):
(i)
The Sellers’ Representative and Purchaser shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. If a written agreement determining the Disputed Amounts has not been reached within 10 Business Days (or such longer period as may be agreed by the Sellers’ Representative and Purchaser) after the date of receipt by Purchaser from Sellers’ Representative of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to an office in the United States of an impartial, nationally-recognized firm of independent certified public accountants, other than the Sellers’ accountants or the Purchaser's accountants, who the Sellers and the Purchaser shall appoint by mutual agreement (the “Arbitrator”). The Sellers’ Representative and Purchaser shall submit to the Arbitrator and exchange with each other in advance of the hearing a single figure representing the amount it believes should be awarded. The Arbitrator shall be limited to awarding only one of the two figures submitted.
(ii)
The Sellers’ Representative and Purchaser shall use their commercially reasonable efforts to cause the Arbitrator to render a decision in accordance with this Section 2.03(c) along with a statement of reasons therefor within 30 days of the submission of the Disputed Amounts, or a reasonable time thereafter, to the Arbitrator. The decision of the Arbitrator shall be final, binding and non-appealable upon each party hereto and the decision of the Arbitrator shall constitute an arbitral award that is final, binding and non‑appealable and upon which a judgment may be entered by a court having jurisdiction thereover.
(iii)
The Final Purchase Price shall be recalculated based upon the final determination (or deemed determination) of the Arbitrator with respect to the Disputed Amounts and the Final Purchase Price, as so recalculated, shall be deemed to be final and binding.
(iv)
If the Sellers’ Representative and Purchaser submit any Disputed Amounts to the Arbitrator for resolution, the Sellers’ Representative and Purchaser shall each pay their own costs and expenses incurred under this Section 2.03(c). The Sellers’ Representative shall be responsible for that fraction of the fees and costs of the Arbitrator where (A) the numerator is the absolute value of the difference between Sellers’ Representative’s aggregate position with respect to the Final Purchase Price and the Final Purchase Price as recalculated based upon Arbitrator’s final determination with respect to the Disputed Amounts and (B) the denominator is the absolute value of the difference between Sellers’ Representative’s aggregate position with respect to the Final Purchase Price and Purchaser’s aggregate position with respect to the Final Purchase Price, and Purchaser shall be responsible for the remainder of such fees and costs.
(v)
The Arbitrator shall act as an arbitrator to determine, based upon the provisions of this Section 2.03(c), only the Disputed Amounts and the determination of each amount of the

Disputed Amounts shall be made in accordance with the procedures set forth in Section 2.04(a) hereof.
(d)
Upon the determination, in accordance with Section 2.03(b) or Section 2.03(c) hereof, of the Final Purchase Price, the Sellers’ Representative or Purchaser, as the case may be, shall make the payment required by subsections (i) or (ii) of this Section 2.03(d). The amount payable by the Sellers’ Representative or Purchaser pursuant to this Section 2.03(d) is referred to herein as the “Purchase Price Adjustment” and shall be treated as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes:
(i)
If the Final Purchase Price is greater than the Initial Purchase Price, then the Purchaser shall pay to each of the Sellers their respective pro rata shares (as set forth in Annex 1) of the difference between the Final Purchase Price and the Initial Purchase Price within three (3) Business Days of the determination of the Final Purchase Price, such Purchase Price Adjustment to be paid by wire transfer of immediately available funds to such accounts designated by the Sellers’ Representative in writing to the Purchaser promptly after the final determination of the Final Purchase Price.
(ii)
If the Final Purchase Price is less than the Initial Purchase Price, then within three (3) Business Days after the determination of the Final Purchase Price each Seller shall pay or cause to be paid to the Purchaser their respective pro rata shares (as set forth in Annex 1) of the difference between the Final Purchase Price and the Initial Purchase Price, with such Purchase Price Adjustment to be paid by wire transfer in immediately available funds to an account designated by the Purchaser in writing to the Sellers’ Representative promptly after the final determination of the Final Purchase Price.

Section 2.04 Closing; Closing Deliverables.

(a)
Subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the purchase and sale referred to in Section 2.01 hereof and the closing of such other transactions as are contemplated hereby (the “Closing”) shall be conducted remotely through the mutual exchange via email, facsimile or other electronic means of executed copies of this Agreement and all other instruments and agreements to be delivered as contemplated hereby on the date that is no later than three Business Days after the last of the conditions set forth in Article VI is satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time, date or place as the parties hereto shall agree in writing. Such date of the Closing is herein referred to as the “Closing Date”, and if the Closing occurs, the Closing shall be deemed to have become effective as of 12:01 a.m. Eastern time on the Closing Date (the “Effective Time”).
(b)
At the Closing, the Sellers’ Representative shall deliver or cause to be delivered to the Purchaser:
(i)
certificates representing the Shares, duly endorsed in blank, or accompanied by either stock powers duly executed in blank by the Sellers or such other instruments of transfer as are reasonably acceptable to the Purchaser in each case, with all necessary transfer tax and other revenue stamps, obtained at the Sellers’ expense (the cost of which shall be allocated as set forth in Section 7.01(d) hereof);
(ii)
a certificate signed by the Sellers’ Representative, dated as of the Closing Date, confirming the matters set forth in Section 6.02(a), Section 6.02(b), Section 6.02(d), Section 6.02(g) and Section 6.02(h) hereof;

(iii)
copies of the certificate of incorporation or other equivalent governing document of the Company and each of its Subsidiaries, to the extent that the relevant jurisdiction provides such a certificate, including all amendments thereto, in each case certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation;
(iv)
a certificate from the Secretary of State or other appropriate official of their respective jurisdictions of incorporation or organization to the effect that the Company or its applicable Subsidiary, to the extent that the relevant jurisdiction provides such a certificate, is in good standing (or the equivalent thereof) or subsisting in such jurisdiction;
(v)
a copy of the bylaws of the Company, certified by the Secretary of the Company as being true and correct and in effect on the Closing Date;
(vi)
for each Trust Seller, a trust certification dated within ten (10) Business Days of the Closing Date in the form provided by the Laws of the State that governs such Trust Seller’s governing documents containing all of the information required to be set forth therein and identifying the specific provisions of such Trust Seller’s governing documents that authorize the trustee of such Trust Seller (each, a “Trustee”) to enter into the transactions contemplated hereby on behalf of such Trust Seller;
(vii)
a non‑foreign person affidavit from each Seller dated as of the Closing Date as required by Section 1445 of the Code;
(viii)
a duly executed pay‑off letter from each of the holders of the Funded Indebtedness, in a form reasonably satisfactory to the Purchaser, certifying that all such Funded Indebtedness owing to such holder shall have been fully paid upon the receipt by such holder of funds pursuant to Section 2.02(g) hereof;
(ix)
copies of duly executed Employment Agreements between the Company on the one hand and each of the Individual Sellers, except Seller 5, on the other hand, substantially in the form attached hereto as Exhibit 1.1 or Exhibit 1.2 as applicable, providing for the continued employment of such Persons with the Company for at least twelve (12) consecutive months following the Closing;
(x)
a copy of duly executed termination of the Shareholders Agreement, dated March 1, 2003, by and between Peter Schoenke, Herbert Ilk, Jeffrey Erickson, Timothy Schuler, Christopher Liss and Roto Sports, Inc. as set forth in Section 6.02(h);
(xi)
evidence of termination of each 409A Deferred Compensation Arrangement and any associated insurance policy, trust or other funding arrangement as set forth in Section 6.02(f);
(xii)
evidence of termination of all insurance policies as set forth in Section 6.02(g);
(xiii)
evidence of termination of each contract set forth in Section 6.02(i);
(xiv)
a duly executed pay‑off letter for Costco Visa Credit Card and City National Bank Credit Card, in a form reasonably satisfactory to the Purchaser, certifying that all balances owing on such credit cards have been fully paid as set forth in Section 6.02(j);

(xv)
copies of duly executed CIIAAs between the Company and each of the Individual Sellers;
(xvi)
if applicable, fully completed Accredited Investor Questionnaires duly executed by each of the Sellers in the form attached hereto as Exhibit 3; and
(c)
At the Closing, the Purchaser shall deliver or cause to be delivered to the Sellers’ Representative a certificate signed by an authorized officer of the Purchaser, dated as of the Closing Date, confirming the matters set forth in Section 6.03(a) and Section 6.03(b).

Section 2.05 Tax Treatment of Payments. Any payment made pursuant to Section 2.03, Section 7.04 or Article VIII hereof shall be deemed to be, and each of Seller and Purchaser shall treat such payments as an adjustment to the purchase price for all federal, state, local and foreign income Tax purposes; except for any imputed interest (as required by Sections 483 or 1274 of the Code)

Section 2.06 Relationships among Sellers and the Sellers’ Representative.

(a)
Each Seller hereby irrevocably appoints the Sellers’ Representative as the sole representative of the Sellers to act as the agent and on behalf of the Sellers regarding any matter relating to or under this Agreement, including for the purposes of: (i) making decisions with respect to the determination of the Final Purchase Price under Section 2.03 hereof; (ii) determining whether the conditions to Closing in Article VI hereof have been satisfied and supervising the Closing, including waiving any condition, as determined by the Sellers’ Representative, in its sole discretion; (iii) taking any action that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with the termination of this Agreement in accordance with Article VIII hereof; (iv) taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 9.07 hereof; (v) accepting notices on behalf of the Sellers in accordance with Section 9.03 hereof; (vi) taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative, in its sole discretion, in connection with negotiating or entering into settlements and compromises of any claim for indemnification pursuant to Section 7.04 or Article VIII hereof; (vii) executing and delivering, on behalf of the Sellers, any and all notices, documents or certificates to be executed by the Sellers, in connection with this Agreement and the transactions contemplated hereby; and (viii) granting any consent or approval on behalf of the Sellers under this Agreement. As the representative of the Sellers under this Agreement, the Sellers’ Representative shall act as the agent for all Sellers, shall have authority to bind each such Person in accordance with this Agreement, and the Parent and Purchaser may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon two (2) Business Days’ prior written notice to the Parent and Purchaser. The Parent and Purchaser may conclusively rely upon, without independent verification or investigation, all decisions made by the Sellers’ Representative in connection with this Agreement in writing and signed by the Sellers’ Representative.
(b)
Each Seller hereby appoints the Sellers’ Representative as such Seller’s true and lawful attorney‑in‑fact and agent, with full powers of substitution and resubstitution, in such Seller’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement, granting unto said attorney‑in‑fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Seller’s Shares as fully to all intents and purposes as such Seller might or could do in person.
(c)
The Sellers’ Representative shall have no liability to the Parent or Purchaser for any default under this Agreement by any other Seller. Except for fraud, criminal activity, or willful misconduct on its part, the Sellers’ Representative shall have no liability to any other Seller under this Agreement for any action or omission by the Sellers’ Representative on behalf of the other Sellers. The Sellers’ Representative shall not resign its position without the written consent of the Purchaser (which consent shall not be unreasonably withheld).
(d)
The Sellers shall reimburse the Sellers’ Representative for all losses and expenses, including out-of-pocket expenses, incurred in connection with his duties and obligations as the Sellers’ Representative hereunder, including, without limitation, all losses and expenses incurred in connection with the duties and obligations set forth in this Section 2.06.
(e)
The power of attorney granted by each Seller to the Sellers’ Representative pursuant to this Section 2.04 is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Seller.

Section 2.07 Withholding Rights. Purchaser and Parent shall be entitled to deduct and withhold from the amounts otherwise payable to any Person pursuant to this Article II or otherwise under this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. If Purchaser or Parent withholds any such amounts, the amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Person that otherwise would have received such amount but for such withholding.

ARTICLE III

Representations and Warranties of Sellers

Except as set forth in the disclosure letter delivered by the Sellers to the Purchaser (the “Seller Disclosure Letter”) concurrently with the execution of this Agreement and except for representations and warranties in Section 3.01, Section 3.02, and Section 3.03, and Section 3.06, for which each of the Sellers represents and warrants solely with respect to itself, the Sellers hereby jointly and severally represent and warrant to the Purchaser as follows as of the date hereof and as of the Closing Date (except those representations and warranties which address matters as of or for a particular date or time period, which statements shall be true and correct only as of such date or for such time period):

Section 3.01 Due Organization, Good Standing and Corporate Power of Seller. Each Individual Seller is a natural person, of legal age, and legal capacity (or the equivalent thereof) under the Laws governing such matters and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Trust Seller has been duly formed and is validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction(s) in which it was created and is administered, its Trustee has all requisite power and authority under applicable Law and such Trust Seller’s governing documents to own, operate, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, and each Trust Seller is duly qualified to do business, and is in good standing, in each of the jurisdictions in which the character or location of the properties and assets it owns, operates, occupies or leases or the nature of the business it conducts makes such qualification necessary, except where the failure to have such qualification or be in good standing would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of such Trust Seller to consummate the transactions contemplated hereby.

Section 3.02 Authorization; Noncontravention.

(a)
Each Seller has the requisite legal capacity and has taken all action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. There are no restrictions on the Trustee of any Trust Seller that would restrict such Trust Seller from entering into, and such Trustee is duly authorized on behalf of such Trust Seller to enter into, this Agreement and all other instruments and agreements to be delivered by such Trust Seller as contemplated hereby. The execution, delivery and performance by each Seller of this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby, the consummation by the Sellers of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been, and in the case of documents required to be delivered at Closing will be, duly authorized and approved by all necessary action. This Agreement has been, and all other instruments and agreements to be executed and delivered by the Sellers as contemplated hereby will be, duly executed and delivered by the Sellers. Assuming that this Agreement constitutes a valid and binding obligation of the Purchaser and each other Person (other than the Sellers) party thereto, this Agreement constitutes a valid and binding obligation of the Sellers enforceable against each Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Assuming that all other instruments and agreements to be delivered by the Sellers’ Representative as contemplated hereby and thereby constitute valid and binding obligations of the Purchaser and each other Person (other than the Sellers) party thereto, such instruments and agreements will constitute valid and binding obligations of the Sellers enforceable against each Seller in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(b)
The Trustee of each Trust Seller is the sole duly appointed and presently acting trustee of such Trust Seller. The governing documents of each Trust Seller are currently in full force and effect, pursuant to its respective terms. No beneficiary, creditor or trustee of any Trust Seller has any material outstanding claims (whether asserted or unmatured) against such Trust Seller or against any past or current trustee or other fiduciary of such Trust Seller that may potentially be satisfied, in whole or in part, by the assets of such Trust Seller.
(c)
The execution and delivery of this Agreement and all other instruments and agreements to be delivered by each Seller as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the certificate of incorporation or by‑laws or equivalent charter documents of the Company, in each case as amended to the date of this Agreement, or the governing documents of any of the Trust Sellers, (ii) create any Lien (other than Permitted Liens) upon any of the properties or assets of any Seller, the Company or any of its Subsidiaries, (iii) conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Contract or other instrument to which any Seller, the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (iv) subject to (A) the applicable requirements of the Antitrust Laws and (B) receipt of the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.02(b) of the Seller Disclosure Letter, contravene any Contract, Law or any Order applicable to any Seller, the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, except, in the case of clauses (ii), (iii) and (iv) above, for such Liens, conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which have not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.03 Ownership of Shares. Each Seller has good and valid title to those certain shares of the Shares owned by such Seller as set forth in Section 3.05 of the Seller Disclosure Letter free and clear of all Liens, and is the record and beneficial owner thereof. All of the Shares were acquired from third parties or the Company in compliance with applicable Law. There is no Contract with any Person to purchase, redeem or otherwise acquire any shares of the capital stock of the Company. Upon payment of the Initial Purchase Price to the Sellers at the Closing, each Seller will convey good and valid title to those certain shares of the Shares owned by such Seller as set forth in Section 3.05 of the Seller Disclosure Letter, free and clear of all Liens, Orders, Contracts or other limitations whatsoever. The assignments, endorsements, stock powers and other instruments of transfer delivered by each Seller to the Purchaser at the Closing will be sufficient to transfer such Seller’s entire interest, record and beneficial, in such Seller’s certain shares of the Shares to the Purchaser.

Section 3.04 Company and its Subsidiaries.

(a)
The Company is a corporation duly incorporated, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to so qualify has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company.
(b)
The Company does not own, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any Person.
(c)
There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by the Company other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.

Section 3.05 Capitalization. The authorized capital stock of the Company consists of 20,000 shares of common stock, par value of $1.00 per share and 20,000 shares of preferred stock, par value of $1.00 per share. Section 3.05 of the Seller Disclosure Letter sets forth the outstanding capital stock (or other equity interests) of the Company and the record owners of such outstanding capital stock (or other equity interests). The Shares constitute all of the issued and outstanding equity interests of the Company. The Shares have been duly authorized and validly issued and are fully paid and nonassessable, were offered, issued, sold and delivered in compliance with all applicable Laws governing the issuance of securities, and are not subject to, and were not issued in violation of, any preemptive rights or other similar rights. Except for the Shares, no shares of capital stock or other equity interests of the Company are issued, reserved for issuance or outstanding. The Company is not a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock or other equity or voting interests in the Company or any of its Subsidiaries, pursuant to which the Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of capital stock of or other equity or voting interests in, the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interests in the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in, the Company. The Company does not have any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company on any matter. There are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, the Company.

Section 3.06 Private Placement Matters.

(a)
Offering Exemption. Each of the Sellers understands that any Parent Shares to be acquired by Sellers as Share Consideration pursuant to this Agreement have not been registered under the Securities Act or qualified under any state securities Laws and that such Parent Shares are being offered and transferred pursuant to an exemption from such registration and qualification based in part upon the representations contained herein. Each of the Sellers is an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act.
(b)
Knowledge and Experience; Ability to Bear Risks. Each of the Sellers has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the investment contemplated by this Agreement, and each of the Sellers is able to bear the economic risk of this investment in the Parent Shares that may be delivered to such Seller pursuant to this Agreement (including a complete loss of such Seller’s investment or a reduction in the price of Parent Shares, whether at the time it is held by such Seller).
(c)
Investment Purpose. Each of the Sellers is acquiring any Parent Shares pursuant to this Agreement solely for such Seller’s own account for investment and not with a view toward the resale or distribution thereof, nor with any present intention of transferring or distributing such Seller’s interest in such Parent Shares, in each case in a manner that would require registration of such Parent Shares prior to such registration. None of the Sellers has contract, undertaking, agreement or arrangement with any person to sell, transfer, assign or pledge to such person or anyone else all or any part of any Parent Shares being issued under this Agreement, and none of the Sellers has current plans or intentions to enter into any such contract, undertaking or arrangement, in each case in a manner that would require registration of such Parent Shares prior to such registration.
(d)
Resale Restrictions. Each of the Sellers acknowledges that any Parent Shares that such Seller may acquire pursuant to this Agreement (i) have not been registered under the Securities Act or the securities statutes of any state or other jurisdiction, (ii) have the status of securities acquired in a transaction under Section 4(a)(2) of the Securities Act, and (iii) are “restricted securities” (as that term is defined in Rule 144(a)(3) under the Securities Act), and, therefore, each of the Sellers further acknowledges that any Parent Shares that such Seller is acquiring pursuant to this Agreement cannot be resold unless they are registered under applicable federal and state securities laws (including the Securities Act) or unless exemptions from all such applicable registration requirements are available, and consequently, each of the Sellers must bear the economic risk of investment for an indefinite period of time. None of the Sellers will sell or otherwise transfer any Parent Shares that such Seller may acquire pursuant to this Agreement without either the prior registration thereof under the Securities Act and all other applicable statutes, or applicable exemptions from the registration requirements of each of those statutes.
(e)
Legend. Each of the Sellers understands that certificates or book entries representing any Parent Shares being issued hereunder will, subject to the terms of Section 5.11, bear the following legend reflecting the foregoing restrictions on transfer:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME UNLESS (I) THEY ARE REGISTERED UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS OR (II) IN THE OPINION OF LEGAL COUNSEL FOR GAMBLING.COM GROUP LIMITED

OR OTHER LEGAL OPINION REASONABLY SATISFACTORY TO GAMBLING.COM GROUP LIMITED SUCH DISPOSITION WILL NOT RESULT IN A VIOLATION OF THE SECURITIES ACT OR ANY OTHER APPLICABLE SECURITIES LAWS OR (III) SOLD PURSUANT TO RULE 144 UNDER THE ACT (PROVIDED THAT THE TRANSFEROR PROVIDES GAMBLING.COM GROUP LIMITED WITH REASONABLE ASSURANCES (IN THE FORM OF A SELLER REPRESENTATION LETTER AND, IF APPLICABLE, A BROKER REPRESENTATION LETTER) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE).

Section 3.07 Consents and Approvals. Except as set forth in Section 3.02(b) of the Seller Disclosure Letter, no consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by any Seller or the consummation by the Sellers and the Company of the transactions contemplated by this Agreement, except for any consents, approvals, authorizations or filings which have been obtained or made or, if not made or obtained, would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.08 Financial Statements; Undisclosed Liabilities.

(a)
The Sellers have furnished the Purchaser with true, correct and complete copies of (i) the balance sheet of the Company as at December 31, 2020 (the “Balance Sheet Date”), December 31, 2019, and December 31, 2018, the related statements of income, stockholders’ equity and cash flows, retained earnings and changes in financial position for the fiscal years ended December 31, 2020, December 31, 2019, and December 31, 2018, and (ii) the interim balance sheet of the Company as at September 30, 2021, and the related interim statements of income, stockholders’ equity and cash flows, retained earnings and changes in financial position for the nine (9) months then ended (the interim statements referred to in this clause (ii) being referred to as the “Interim Financial Statements”). The financial statements referred to in clauses (i) and (ii) above (collectively, the “Financial Statements”), except as described therein, have been prepared in accordance with the historical accounting practices of the Company, consistently applied throughout the periods indicated in all material respects, except that the Interim Financial Statements may be subject to year-end adjustments in accordance with the historical accounting practices of the Company.
(b)
The Company maintains books and records reflecting its assets and liabilities that are accurate and complete in all material respects, and a system of internal accounting controls that are designed to provide reasonable assurance that: (i) transactions are executed with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements in accordance with the historical accounting practices of the Company, consistently applied, and to maintain accountability for assets, (iii) access to its assets is permitted only in accordance with the management’s general or specific authorization, (iv) all transactions are executed with management’s authorization and accurately recorded in the correct period as necessary to permit the preparation of the Financial Statements, and (v) all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Financial Statements. Since the Balance Sheet Date, the Company has not effected any change in any method of accounting or keeping of books of account or accounting practice, except for any such change required because of a concurrent change in GAAP.
(c)
Except as described in Section 3.08(a), the balance sheets of the Company referred to in Section 3.08(a)(i) and (ii) are true and correct and fairly present, in all material respects, the financial position of the Company as at their respective dates, and the related statements of income, stockholders’ equity and cash flows, retained earnings and changes in financial position are true and correct and fairly present, in all material respects, the results of operations, stockholders’ equity and cash flows of the Company and the changes in its financial position for the periods indicated.

(d)
The Company does not have any claims or Liabilities, whether primary or secondary, direct or indirect, absolute, accrued, contingent or otherwise, except for (i) claims or Liabilities set forth in the balance sheet of the Company as at the Balance Sheet Date, and (ii) accounts payable to trade creditors and accrued expenses incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not reasonably be expected to be, individually or in the aggregate, otherwise material to the Company. As of the date hereof, the Company has no Liabilities for Indebtedness except as set forth in Section 3.08(d) of the Seller Disclosure Letter.
(e)
The Company is not a party to, or has any commitment to become a party to, any off balance sheet arrangement, including any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S‑K promulgated by the Securities and Exchange Commission). During and with respect to the time periods or dates reflected on the Financial Statements, none of the Sellers or the Company has received any written material complaint, allegation, assertion or claim regarding deficiencies with respect to the Company in the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Sellers or the Company has engaged in legally-improper accounting practices with respect to the Company.

Section 3.09 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth in Section 3.09 of the Seller Disclosure Letter, (a) there has not been any event, circumstance, development, state of facts, occurrence, change or effect which has had a Material Adverse Effect, and no event, circumstance, development, state of facts, occurrence, change or effect exists or has occurred which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (b) the Company has not taken any action that, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of any of the covenants set forth in Section 5.03(b).

Section 3.10 Compliance with Laws. Except as set forth on Section 3.10 of the Seller Disclosure Letter:

(a)
The Company is not currently conducting, and has since January 1, 2017 not conducted, its operations in material violation of any Law or Order applicable to the Company. No Seller has received any notice that any violation of the foregoing is being or may be alleged.
(b)
Since January 1, 2017, none of the Sellers have received any warning letters, notices of adverse findings, or similar documents that assert a lack of substantial compliance with any applicable Laws, Orders, or regulatory requirements that have not been fully resolved to the satisfaction of specific regulatory authority or any other Governmental Entity, as applicable, and there is no pending or, to the Knowledge of the Seller, threatened regulatory action, investigation or inquiry of any sort (other than non‑material routine or periodic inspections or reviews) against the Company or any of its Subsidiaries.
(c)
The Company has not, and, to the Knowledge of the Sellers, no Representative of the Company, has, (i) made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Entity, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) made or paid any improper foreign payment (as defined in the Foreign Corrupt Practices Act). The internal accounting controls of the Company are adequate to detect any of the foregoing.

Section 3.11 Permits. The Company and its Subsidiaries possess all material federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Entities (collectively, the “Permits”) that are necessary for the operation of the business of the Company as presently conducted, or that are necessary for the lawful ownership of its respective properties and assets. The Sellers have delivered or made available to the Purchaser for inspection a true and correct copy of each Permit obtained or possessed by the Company. All such Permits are valid and have not lapsed, been cancelled, terminated or withdrawn. The Company is in compliance with all such Permits in all material respects. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or, to the Knowledge of the Sellers, threatened, and, to the Knowledge of the Sellers, there is no valid basis for such proceeding, including the transactions contemplated hereby. No administrative or governmental action or proceeding has been taken, or, to the Knowledge of the Sellers, threatened, in connection with the expiration, continuance or renewal of any such Permit and, to the Knowledge of the Sellers, there is no valid basis for any such proceeding.

Section 3.12 Litigation. There is no investigation, action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by, before or against any Governmental Entity or any other Person, pending, or, to the Knowledge of the Sellers, threatened, against or affecting the Company, or any of its respective properties, assets or rights, which is or would reasonably be expected to be, individually or in the aggregate, material to the Company. To the Knowledge of the Sellers, there is no valid basis for any such action, proceeding or investigation. The Company is not subject to any Order that materially restricts the operation of the business of the Company or which is or would reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.13 Employee Benefit Plans.

(a)
Section 3.13(a) of the Seller Disclosure Letter sets forth an accurate and complete list of each benefit or compensation plan, program, policy, practice, contract, agreement or other arrangement, covering current or former employees, directors or consultants of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained or contributed to, or required to be maintained or contributed to, or with respect to which any potential liability is borne by the Company or any of its respective ERISA Affiliates (each, a “Company Plan” and collectively, the “Company Plans”). The Company has separately identified in Section 3.13(a) of the Seller Disclosure Letter each Company Plan that contains a change in control provision. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company as a “single employer” within the meaning of Section 414 of the Code.
(b)
With respect to each Company Plan, the Company has made available to the Purchaser, to the extent applicable, true, correct and complete copies of (1) all documents embodying such Company Plan, including (without limitation) all amendments thereto and all related trust documents, insurance contracts or other funding vehicles, (2) written descriptions of any Company Plans that are not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, (4) the three most recent annual actuarial valuations, (5) the most recent determination or opinion letter issued by the IRS with respect to any Company Plan and related trust intended to be qualified under Section 401(a) of the Code and any pending request for such a determination letter, (6) the three most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto), (7) all material correspondence to or from the IRS, the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation or any other Governmental Authority received in the last three years with respect to any Company Plan, including any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the DOL’s Delinquent Filer Program, (8) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests), and (9) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.
(c)
Each Company Plan (including any related trusts), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), has been established, operated and administered in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code. The Company and each ERISA Affiliate have performed all obligations required to be performed by them under each Company Plan. With respect to the Company Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate would reasonably expect to be subject to any material liabilities (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Company Plans, ERISA, the Code or any other applicable Law. The Company nor, to the Knowledge of the Sellers, any other Person or Entity, has made any binding commitment to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA or the Code, and there has been no amendment to, or written interpretation or announcement by the Company regarding any Company Plan that would increase the expense of maintaining such Company Plan above the level or expense incurred with respect to that plan for the most recently completed fiscal year.
(d)
Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Sellers, there are no existing circumstances that could reasonably be expected to affect adversely the qualified status of any such Company Plan.
(e)
Neither the Company, any Company Plan nor any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. The Company has not engaged in a transaction that would reasonably be expected to result in a civil penalty under Sections 409 or 502(i) of ERISA.
(f)
Neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Plan. All required contributions in respect of any Company Plan have been timely made or properly accrued on the financial statements, and all such contributions are deductible under Section 47 or 404 of the Code. No “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred with respect to any Company Plan, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred.
(g)
There are no loans by the Company to any of its current or former employees, other than loans under any Company Plan intended to qualify under Section 401(k) of the Code and routine travel advances made in the ordinary course of business.
(h)
No Company Plan is (i) a Multiemployer Plan, (ii) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iii) a “funded welfare plan” within the meaning of Section 419 of the Code, (iv) a “voluntary employees’ beneficiary associations” under Section 501(c)(9) of the Code, or (v) sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider.

(i)
Except as required by applicable Law, no Company Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and the Company has no obligation to provide such benefits. To the extent that the Company sponsors any such plan, the Company has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or medical or life insurance coverage.
(j)
The Company has never maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop loss policy or contract applies).
(k)
The Company is in material compliance with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any state Law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of HIPAA; (iv) the applicable requirements of the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010; and (v) the applicable requirements of the Cancer Rights Act of 1998. The Company has no material unsatisfied obligations to any current or former employees or their qualified beneficiaries pursuant to COBRA, HIPAA or any other Law governing health care coverage extension or continuation.
(l)
Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the Company to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Plan, (iv) otherwise give rise to any material liability under any Company Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan on or following the Effective Time, (vi) require a “gross-up,” indemnification for, or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code due to the imposition of the excise tax under Section 4999 of the Code on any payment to such disqualified individual or due to the failure of any payment to such disqualified individual to be deductible under Section 280G of the Code or (vii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. The Company has made available to the Purchaser true, correct and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the Transactions.
(m)
Each Company Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liabilities to the Purchaser, Parent or the Company other than ordinary administration expenses typically incurred in a termination event.
(n)
Each Company Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. The Company has no obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code or otherwise.

Section 3.14 Labor Matters.

(a)
Section 3.14(a) of the Seller Disclosure Letter contains an accurate and complete list of each current employee of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave or on layoff status subject to recall, and shows with respect to each such employee (as applicable): (i) the name of such employee and the date as of which such employee was originally hired by the Company, and whether the employee is on an active or inactive status, (ii) such employee’s title, (iii) such employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and paid time off accrual amounts, bonus and commission potential, severance pay potential and any other compensation forms, if applicable, (iv) whether such employee is not fully available to perform work because of a qualified disability or other leave and, if applicable, the type of leave (e.g., disability, workers compensation, family or other leave protected by applicable Law) and the anticipated date of return to full service, (v) each employee's designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act or other relevant Law, if applicable, (vi) the employee’s principal place of employment, (vii) visa status, and (ix) any governmental authorization, permit or license that is held by such employee and that is used in connection with the Company’s business.
(b)
Section 3.14(b) of the Seller Disclosure Letter contains an accurate and complete list of: (i) all current consultants, independent contractors, and Persons that have a consulting or advisory relationship with the Company, (ii) the location at which independent contractors, consultants and advisors have been or are providing services, and (iii) the rate of all regular payments, bonus or any other compensation payable to the current independent contractors, consultants and advisors. All independent contractors, consultants and advisors to the Company or any of its subsidiaries can be terminated without more than thirty (30) days’ notice or Liability on the part of the Company. The Company has no outstanding obligations with respect to former independent contractors, consultants and advisors. Neither the Company nor any of its subsidiaries engage any personnel through staffing agencies.
(c)
The Company has made available to the Purchaser copies of all employee manuals and handbooks, policy statements and other materials in effect as of the date hereof relating to the employment of the employees of the Company.
(d)
The Company is not a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization. No employees of the Company are represented by any labor union or other labor organization. There are no activities or proceedings of any labor union or other labor organization to organize any employees of the Company and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization.
(e)
The Company has never engaged in any unfair labor practice that has resulted or could reasonably be expected to result, individually or in the aggregate, in any material liability to the Company. There is no unfair labor practice charge against the Company pending or, to the Knowledge of the Sellers, threatened before the National Labor Relations Board or any similar labor relations authority that could reasonably be expected to result in any material liability to the Company.
(f)
The Company is, and has been, in compliance in all material respects with all applicable Laws and Orders respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours. There is no pending or, to the Knowledge of the Sellers, threatened charge, complaint, arbitration, audit or investigation brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involve the labor or employment relations and practices of the Company that could reasonably be expected to result, individually or in the aggregate, in any material liability to the Company.
(g)
All payments due from the Company on account of any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company, and employee health and welfare insurance and other benefits, have been paid or properly accrued as a liability on the books of the Company.
(h)
To the Knowledge of the Sellers, no senior executive or other key employee of the Company is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with the Company or the ability of the Company to conduct its business.
(i)
The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.
(j)
All independent contractors are and were correctly classified as independent contractors and are not entitled to any employment rights or benefits from the Company. No individual who has performed services for the Company has been improperly excluded from participation in any Company Plan, and the Company has no direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any misclassification of any employee as exempt versus non-exempt, or with respect to any employee leased from another employer.
(k)
As of the date hereof, except as set forth in Section 3.14(k) of the Seller Disclosure Letter, no senior executive or other key employee of the Company has stated his or her intention to terminate his or her employment prior to or as a result of or following the consummation of the transactions contemplated by this Agreement.

Section 3.15 Tax Matters.

(a)
Tax Returns. Except as set forth in Section 3.15(a) of the Seller Disclosure Letter, the Company has filed or caused to be filed, or shall file or cause to be filed, all material returns, statements, forms and reports for Taxes (each, a “Return”) that are required to be filed by, or with respect to, the Company on or prior to the Closing Date (taking into account any applicable extension of time within which to file).
(b)
Payment of Taxes. Except as set forth in Section 3.15(b) of the Seller Disclosure Letter, all material Taxes and material Tax liabilities of the Company that are due and payable on or prior to the Closing Date have been (or will be) paid on or prior to the Closing Date or accrued on the books and records of the Company. Any Taxes or Tax Liabilities that relate to a Pre-Closing Period that are not yet due and payable (i) for periods covered by the Financial Statements have been properly accrued and adequately disclosed on the Financial Statements and (ii) for periods not covered by the Financial Statements the Company has not incurred Taxes other than in the ordinary course of business.
(c)
Other Tax Matters.
(i)
The Company is not currently or has not been the subject of an audit or other examination relating to the payment of a material amount of Taxes of the Company by the Tax authorities of any nation, state or locality (and no such audit is pending or, to the Knowledge of the Sellers, contemplated) nor has the Company received any written notices from any Taxing authority that such an audit or examination is pending or relating to any issue which would reasonably be expected to affect the Tax liability of the Company.
(ii)
The Company (A) has not entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes of the Company that has not expired or (B) is not presently contesting any material Tax liability of the Company before any Governmental Entity.
(iii)
The Company has not been included in any “consolidated”, “unitary” or “combined” Return provided for under the Law of the United States, any non‑U.S. jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.
(iv)
All Taxes that the Company are (or were) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other Person have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.
(v)
To the Knowledge of the Sellers, no written claim has ever been made by any Taxing authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction.
(vi)
No Seller is a “foreign person” within the meaning of Section 1445 of the Code.
(vii)
There are no Tax‑sharing, allocation, indemnification or similar Contracts in effect as between the Company or any predecessor or Affiliate thereof and any other party (including the Sellers) under which the Purchaser or the Company could be liable for any Taxes or other claims of any party.
(viii)
The Sellers have delivered or made available to the Purchaser true and complete copies, including all amendments thereto, of each of the Returns for income Taxes filed on behalf of the Company since January 1, 2018.
(ix)
The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non‑U.S. income Tax Law); (B) an installment sale or open transaction; (C) a prepaid amount; (D) an intercompany item under Treasury Regulation Section 1.1502‑13 or an excess loss account under Treasury Regulation Section 1.1502‑19; or (E) a change in the accounting method of the Company pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality.
(x)
During the five (5) year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(xi)
The Company has not engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011‑4(b).
(xii)
The Company is and has been since inception treated as a subchapter C corporation for U.S. federal income tax purposes.
(xiii)
There are no Liens for Taxes upon the assets or properties of the Company, except for Permitted Liens.
(xiv)
The Company has not deferred or delayed the payment of any Taxes under provisions of the CARES Act or any executive order, or has otherwise availed themselves of any Tax benefits or deferrals provided under the CARES Act.

Section 3.16 Cybersecurity and Intellectual Property.

(a)
Section 3.16(a) of the Seller Disclosure Letter sets forth a complete, true and accurate list of all patented or registered Intellectual Property and patent applications and other applications for registration of Intellectual Property owned by (or relating to, used in, or held for use in the business of) the Company or any of its Subsidiaries (the “Registered Intellectual Property”), listing for each entry the record and beneficial owner(s), jurisdiction(s) and registration and application number(s) and date(s). Copies of all items of Owned IP that have been reduced to writing or other tangible form have been delivered by Sellers to Purchaser (including true and complete copies of all related licenses, and amendments and modifications thereto, and advertising materials). The Registered Intellectual Property is valid, subsisting and enforceable
(b)
Except as otherwise indicated on such schedule, the Registered Intellectual Property required to be listed in Section 3.16(a) of the Seller Disclosure Letter has been duly registered in, filed in, or issued by the United States Patent and Trademark Office (“USPTO”), United States Copyright Office (“USCO”), a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States, and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing, and issuance remains valid and binding and has not been terminated or repudiated as of the Closing Date. None of the Registered Intellectual Property has been cancelled, abandoned, or otherwise terminated, and all renewal and maintenance fees in respect thereof have been duly paid. There are no actions that must be taken or payments that must be made by the Company within one hundred eighty (180) days following the Closing Date that, if not taken, will adversely affect the Registered Intellectual Property. The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Registered Intellectual Property.
(c)
Except as set forth in Section 3.16(c) of the Seller Disclosure Letter, the Company possesses and solely and exclusively owns all right, title, and interest in and to all Owned IP and owns or has the right to use pursuant to a valid and enforceable written license agreement listed in the Seller Disclosure Letter all other Intellectual Property and IT Assets used in or necessary for the conduct of their businesses, in each case, free and clear of all Liens (other than Permitted Liens) or any restrictive Orders, and none of the foregoing will be adversely impacted by (nor will require the payment or grant of additional amounts or consideration as a result of or the consent, approval or authorization of, notification to or waiver from any Person) the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would restrict their use or ownership of any Owned IP, or would impair the validity or enforceability of any Owned IP.

(d)
(i) None of the Company or its Subsidiaries nor the conduct of their businesses (including the manufacturing, marketing, licensing, sale or distribution of products and services and the general conduct and operations of the respective businesses of the Company and its Subsidiaries) did or does violate, infringe, dilute, misappropriate, misuse, or otherwise conflict with any Intellectual Property rights of any Person, including any right of privacy or publicity, and is not libelous, slanderous, or defamatory nor constitute unfair competition or trade practices. (ii) Neither the Company nor any of its Subsidiaries has received any oral or written notice, threat, offer to license, or claim from any Person (and there are no pending or, to the Knowledge of the Sellers, threatened, claims, litigations or proceedings by any Person or Governmental Entity) either (A) alleging any of the foregoing or (B) contesting the enforceability, validity, ownership of, or the Company’s or any of its Subsidiaries’ right to use any Owned IP (including Internet domain names) and neither the Company, its Subsidiaries, nor any of the Sellers know of any valid basis for any such claims. There are no interferences, cancellation proceedings, oppositions, or other contested proceedings pending or, to the Knowledge of the Sellers, threatened, in the USPTO, USCO, or any Governmental Entity or other entity relating to any pending application, registration or issuance with respect to Owned IP.
(e)
Neither the execution, delivery or performance of this Agreement or any other agreements or instruments of transfer, conveyance and assignment contemplated hereby or thereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) any alteration, encumbrance, impairment, or extinguishing of any Intellectual Property right of the Company or any of its Subsidiaries or any Company IT Asset (including a loss of, or Lien on, any Owned IP), (ii) a breach of or default under any of the IP Licenses, or (iii) the grant, assignment or transfer to any other Person of any license, immunity, covenant not to assert or compete, or other right, title, or interest in, to or under any Owned IP or any Intellectual Property rights owned or controlled by Purchaser or any of its Affiliates.
(f)
To the Knowledge of the Sellers, no Person is infringing, diluting, violating, misappropriating or otherwise misusing Owned IP nor has the Company or any of its Subsidiaries made any claim of a violation, infringement, misuse, dilution or misappropriation by any Person (including any employee or former employee of Seller or the Company) of its rights to, or in connection with any Owned IP, which claim is still pending.
(g)
The Company has executed and secured valid written assignments of ownership from all Persons (including past and present consultants, contractors and employees) who have contributed to the creation or development of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries pursuant to which all rights, title, and interest therein and thereto are presently and validly assigned to the Company (or all such rights, title, and interest therein have vested in the Company by operation of Law). Such assignments also contain representations from such Persons that no Person owns Intellectual Property covering the work that such Person has contributed or will contribute to the respective businesses of the Company.
(h)
The Company has taken all necessary or reasonable steps consistent with best practices in the industry in which the Company and its Subsidiaries operate to (a) protect and maintain the Owned IP and (b) protect and preserve the secrecy and confidentiality of all of their Trade Secrets and all use by, or, disclosure to or appropriation thereof by or to any Person (including any past or present consultant, contractor or employee) has been pursuant to the terms of a written agreement between such Person and the Company and its Subsidiaries. None of the Company or its Subsidiaries has breached any Contracts of non‑disclosure or confidentiality with respect to Intellectual Property.

(i)
The Company has not entered into any Contract to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business.
(j)
Neither the Company nor an of its Subsidiaries has received any funding or other resources from, or used any resources, personnel, or facilities of, any Governmental Entity, university, institution or similar Person in connection with the creation, development, marketing, distribution, sale, offer for sale or other commercialization of any Owned IP, nor does any Governmental Entity, university, institution or similar Person have any rights, title or interest in or to any Owned IP (whether express or implied, whether contractual or by operation of Law). Neither the Company nor an of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any Owned IP to any Person.
(k)
The Company and its Subsidiaries are in compliance with the terms and conditions of all licenses for “free software,” “open source software” or under a similar licensing or distribution term (“Open Source Materials”, which includes, for clarity, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), MIT license, BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) used by the Company or any of its Subsidiaries or the Owned IP in any way. Neither the Company nor any of its Subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Proprietary Software or other Owned IP, (ii) distributed Open Source Materials in conjunction or connection with any Proprietary Software or other Owned IP, or (iii) used Open Source Materials in or in connection with any Proprietary Software or other Owned IP (including, in each case, any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other Software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge), in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants or otherwise requires the Company or any of its Subsidiaries to license, grant rights or otherwise provide or disclose to any third party any Proprietary Software or other Owned IP, including the source code for any Proprietary Software or otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, distribute or enforce any Owned IP in any manner (collectively, “Copyleft Terms”). No third Person has been granted any current or contingent right, license, access (except access to employees or contractors who are subject to reasonable nondisclosure and nonuse obligations with respect thereto solely to the extent necessary for such Persons to provide development services to the Company or its Subsidiaries regarding such Proprietary Software), or interest in or to the source code of any Proprietary Software. No source code for any Proprietary Software has been disclosed to, is in the possession of, or has been placed in escrow with any Person, except to employees or contractors who are subject to reasonable nondisclosure and nonuse obligations with respect thereto solely to the extent necessary for such Persons to provide development services to the Company or its Subsidiaries regarding such Proprietary Software.
(l)
The Company IT Assets are adequate, sufficient, and satisfactory for, and operate and perform as currently required in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Company’s and its Subsidiaries’ respective businesses in the manner in which they are presently conducted and presently contemplated to be conducted in the future. The Company and its Subsidiaries have implemented commercially reasonable security (or have required that commercially reasonable security be implemented) regarding the confidentiality, integrity, and availability of (i) data and information in its possession, custody, or control or held or processed on its behalf and (ii) Company IT Assets and Proprietary Software products, including backup, anti-virus, security and disaster recovery technology, policies and procedures consistent with applicable legal and regulatory standards and customary industry practices. During the three (3) years prior to the date of this Agreement, no Person has gained unauthorized access to any Company IT Assets or Proprietary Software, and there has been no material failure thereof. The Company has not experienced any security incident that has compromised the integrity or availability of the Company IT Assets or Proprietary Software in any material respect and there has been no material loss, damage, or unauthorized access, disclosure, use, or breach of security of any information in its possession, custody or control or otherwise held or processed on its behalf. None of the Company IT Assets or Proprietary Software contains any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, or other faults or malicious code or damaging devices.
(m)
Neither Sellers nor any of their Affiliates, other than the Company and its Subsidiaries, has any rights in or to any Owned IP or is a party to any Contract involving Owned IP. The Company IT Assets are not shared with any Person (other than the Company).
(n)
The Company complies with, and has complied with, all applicable Laws, consents, Contracts, industry standards, and its own rules, policies and procedures, relating to privacy, data security, cybersecurity and data protection in all relevant jurisdictions. There are no claims, investigations, or alleged violations of Law or Contract with respect to personal data or information security-related incidents that have been asserted or threatened against the Company and the consummation of the transactions contemplated by this Agreement will not result in any such violation. The Company has not been notified or been required by applicable Law or Contract to notify in writing, any person or entity of any personal data or information security-related incident.
(o)
The Company has in place privacy policies regarding the collection, use and disclosure of personal information in its possession, custody or control, or otherwise held or processed on its behalf. The execution, delivery and performance of this Agreement complies with all applicable Laws relating to privacy and with the Company's privacy policies. The Company has at all times made all disclosures required by applicable Laws relating to privacy, data, data security or cybersecurity, and none of such disclosures made or contained in any such privacy policy has been inaccurate, misleading or deceptive or in violation of any applicable Laws.
(p)
The Company has implemented, and required that its third party vendors implement, adequate policies and commercially reasonable security (a) regarding the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity, and availability of personal data, and business proprietary or sensitive information, in its possession, custody, or control, or held or processed on its behalf, and (b) regarding the integrity and availability of the Company IT Assets. The Company has not experienced any information security incident that has compromised the integrity or availability of the Company IT Assets, and there has been no loss, damage, or unauthorized access, disclosure, use, or breach of security of any Company information in its possession, custody, or control, or otherwise held or processed on its behalf.

Section 3.17 Broker’s or Finder’s Fees.

(a)
Except for the fees of Paramax Corporation (whose fees and expenses shall be paid by the Sellers), no agent, broker, Person or firm acting on behalf of either the Sellers or the Company is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Company or any of the other parties hereto, or from any of their Affiliates, in connection with this Agreement or any of the transactions contemplated hereby.
(b)
Set forth in Section 3.17(b) of the Seller Disclosure Letter is a list of the consultants, financial advisors, attorneys, accountants and other similar agents, service providers and representatives retained by the Sellers or the Company who are providing services in connection with the transactions contemplated by this Agreement. The fees, costs and expenses of the Persons set forth in Section 3.17(b) of the Seller Disclosure Letter, to the extent not paid by the Sellers prior to the Closing, shall constitute Company Transaction Expenses. The Company has no or shall have no liability for any expenses of the Sellers incurred in connection with the preparation, execution and consummation of this Agreement and the Closing other than the expenses of such Persons which constitute Company Transaction Expenses.

Section 3.18 Material Contracts.

(a)
Section 3.18(a) of the Seller Disclosure Letter sets forth an accurate and complete list as of the date hereof of the following Contracts (each such Contract required to be set forth on such Schedule, a “Material Contract”) to which the Company or any of its Subsidiaries is a party or by which any of them are bound:
(i)
all Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Company;
(ii)
all Contracts (A) relating to capital expenditures or (B) other purchases of material, supplies, equipment or other assets or properties or services (other than purchase orders for inventory or supplies in the ordinary course of business) for consideration of at least $10,000;
(iii)
all Contracts involving a loan (other than accounts receivable owing from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment advances to the employees of the Company extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;
(iv)
all Contracts involving Indebtedness of the Company (except, for the purposes of this Section 3.18(a)(iv), not including Contracts with obligations or commitments to deliver goods or services to prepaying customers) or granting or evidencing a Lien on any property or asset of the Company, other than a Permitted Lien;
(v)
all Contracts under which any Person (other than the Company) has directly or indirectly guaranteed Indebtedness of the Company or the Company has directly or indirectly guaranteed Indebtedness of any other Person;
(vi)
any management service, consulting, financial advisory or any other similar type Contract and all Contracts with investment or commercial banks under which the Company will continue to have obligations following the Closing;
(vii)
all Contracts materially limiting the ability of the Company to engage in any line of business or to compete with any Person or in any geographical area;
(viii)
all Contracts (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) with (A) any Seller, any other Affiliate of the Company or any Affiliate of any Seller (other than the Company) or (B) any current or former officer or director of the Company;
(ix)
all Contracts (including letters of intent) (A) involving the future disposition or acquisition of assets or properties, or any merger, consolidation or similar business combination transaction, whether or not enforceable, or (B) relating to the acquisition or disposition by the

Company of any operating business or the capital stock or other equity interests of any other Person pursuant to which the Company has continuing rights or obligations as of the date hereof;
(x)
all Contracts with consideration of at least [***] involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co‑marketing, co‑promotion, co‑packaging, joint development or similar arrangement;
(xi)
all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;
(xii)
all Contracts (A) for the employment of any officer, individual employee or other Person on a full‑time or consulting basis who cannot be dismissed immediately without notice and without liability or obligation of any kind whatsoever and (B) Contracts requiring the severance payments or payments upon a change‑in‑control;
(xiii)
all customer Contracts under which Company and its Subsidiaries have received, in the aggregate, more than [***] in gross revenue within the twelve (12) month period prior to the date hereof or in the 12 month period following the Closing Date;
(xiv)
all Contracts that involve the performance of services for, or delivery of goods or materials to, the Company during the twelve (12) month period immediately prior to the date hereof which Company and its Subsidiaries paid or are obligated to pay, in the aggregate, more than $75,000 relating to such services, goods, or materials during such twelve (12) month period;
(xv)
all Contracts pursuant to which the Company or any of its Subsidiaries (A) grants to a Person of any right or immunity relating to or under any Owned IP that is (1) exclusive or (2) otherwise material; (B) is restricted from using any Owned IP; or (C) receives any right or immunity relating to or under the Intellectual Property of any Person or Company IT Assets material to the conduct of the businesses (collectively, “IP Licenses”), provided, however, that none of the following shall be required to be listed on Schedule 3.18(a)(xv) but shall be deemed to be listed on such schedule for hereof if they otherwise qualify: (x) non-exclusive licenses of Owned IP granted to customers or service providers in the ordinary course of business consistent with past practice or (y) licenses of uncustomized, mass-marketed or otherwise generally commercially available Software licensed on standard terms and conditions;
(xvi)
any Contract that restricts the Company or any of its Affiliates from competing with any Person or engaging in any line of business or activity in any part of the world;
(xvii)
any Contract providing for the grant to any third-party of any right of first refusal or other similar rights to purchase any of the Company’s assets, properties or businesses;
(xviii)
each contract in which the Company or any of its Affiliates has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a specified person (or group of persons); and
(xix)
any Contract providing for on-going indemnification obligations as of the date of this Agreement by the Company other than in respect of the performance of its obligations under Contracts or other arrangement to which it is a party for goods or services furnished by or to it.Each Material Contract set forth in Section 3.18(a) of the Seller Disclosure Letter (or required to be set forth in Section 3.18(a) of the Seller Disclosure Letter) has not been terminated or been repudiated.

(b)
Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company and each of the other parties thereto, enforceable in accordance with the terms thereof, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) or the implied covenant of good faith and fair dealing. To the Knowledge of the Sellers, there exists no default or event of default, nor any event, occurrence, condition or act (including the purchase of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder with respect to any Material Contract other than any such default, event of default, event, occurrence, condition or act which has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company. To the Knowledge of the Sellers, all of the covenants to be performed by any other party to any Material Contract set forth in Section 3.18(a) of the Seller Disclosure Letter (or required to be set forth in Section 3.18(a) of the Seller Disclosure Letter) have been fully performed in all material respects. The Sellers have delivered or made available to the Purchaser true and complete copies, including all amendments, of each Contract set forth in Section 3.18(a) of the Seller Disclosure Letter.

Section 3.19 Environmental Matters.

(a)
The Sellers have delivered to the Purchaser complete and accurate copies and results of all reports, studies, analyses, tests, or monitoring possessed or initiated by any of the Sellers or the Company pertaining to Hazardous Materials in, on, or under any real property or facility at any time owned, leased, or operated by the Company or any of its corporate predecessors, or concerning compliance by the Sellers, the Company or any other Person for whose conduct any of the Sellers or the Company is or may be held responsible, with Environmental Laws.
(b)
The Company and each real property or facility at any time owned, leased, or operated by the Company or any of its corporate predecessors is, and since January 1, 2017 has been, in compliance with all applicable Environmental Laws and Permits required under applicable Environmental Law (which compliance includes having obtained all such Permits), other than, in each case, any such non‑compliance that, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company.
(c)
To the Knowledge of the Sellers, neither the Company nor any or real property or facility at any time owned, leased, or operated by the Company or any of its corporate predecessors has any obligation with respect to any response costs, corrective action costs, personal injury, natural resource damages, property damage or any investigative, corrective or remedial activities with respect to the release, manufacture, marketing, distribution, labeling, transportation or handling of, or the exposure to, any substance (including any Hazardous Materials) at any property, pursuant to any requirements of Environmental Law or any Permit required under Environmental Law, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company.
(d)
There are no claims, proceedings, investigations or actions by any Governmental Entity or other Person pending, or to the Knowledge of the Sellers, threatened against the Company under any Environmental Law except as, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company.
(e)
The Company has not assumed, either contractually or by operation of Law, the Liability of any other Person under any Environmental Law except as provided under any real property lease agreement and as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company.

(f)
Neither the Company nor any of its corporate predecessors has released any Hazardous Materials at any real property or facility at any time owned, leased, or operated by the Company or any of its corporate predecessors, at levels that would reasonably be expected to give rise to any claim, proceeding, or action, or to any Liability under any Environmental Law except as, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company.

Section 3.20 Real Property.

(a)
The Company does not own, and has never owned, any interest in real property.
(b)
Section 3.20(b) of the Seller Disclosure Letter contains an accurate and complete list as of the date hereof of all leases of real property (collectively with all amendments and modifications thereto and guarantees thereof, the “Real Property Leases”) to which the Company is a party (as lessee, sublessee, sublessor or lessor) and sets forth the role of the Company and the street address of such leased real property. Each Real Property Lease is valid and binding and has not been terminated or repudiated. True and complete copies of such Real Property Leases have been delivered or made available to the Purchaser. To the Knowledge of the Sellers, all of the covenants to be performed by any other party under any such Real Property Lease have been fully performed in all material respects by such Person.
(c)
The Company does not sublease or sublicense any of the leased real property or any portion thereof to any other Person.
(d)
With respect to each Real Property Lease pursuant to which the Company is a lessee or sublessee: the Company has valid leasehold interests in all leased real property described in each Real Property Lease, free and clear of any and all Liens, except for Permitted Liens, and in each case, the Company has been in peaceable possession since the commencement of the original term of such Real Property Lease and is not in default thereunder and there exists no default or event, occurrence, condition or act (including the purchase of the Shares hereunder) in respect of or on the part of the Company which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default under any such Real Property Lease, other than any such default or event of default which has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company. Each Real Property Lease is in full force and effect and is the legal, valid and binding obligation of the Company and each of the other parties thereto, enforceable in accordance with the terms thereof, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) or the implied covenant of good faith and fair dealing. To the Knowledge of the Sellers, all of the buildings, structures and appurtenances that are the subject of the Real Property Leases are in good operating condition (ordinary wear and tear excepted), are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Company has adequate rights of ingress and egress for operation of the business of the Company in the ordinary course. To the Knowledge of the Sellers, no condemnation proceeding is pending or threatened which would preclude or impair the use of any such leased real property by the Company for the purposes for which it is currently used.

Section 3.21 Interests in Clients, Suppliers, Etc.; Affiliate Transactions. Except as set forth in Section 3.21 of the Seller Disclosure Letter: (a) there are no Contracts or Liabilities between the Company, on the one hand, and any Seller or any of their Affiliates (other than the Company), on the other hand and (b) the Sellers, its Affiliates (other than the Company) and the directors and officers of the Company do not possess, directly or indirectly, any financial interest in, or hold a position as a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company. Ownership of securities of a company whose securities are registered under the Securities

Exchange Act of 1934, as amended (the “Exchange Act”), of one percent (1%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.21.

Section 3.22 Suppliers and Customers. Section 3.22 of the Seller Disclosure Letter sets forth an accurate and complete list of each supplier and customer accounting for more than five percent (5%) of the consolidated purchases and sales, as the case may be, of the Company for the nine-month period ended September 30, 2021 and the twelve-month period ended December 31, 2020. No such supplier or customer has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company. None of the Sellers or the Company has received any written notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with the Company or limit its services, supplies or materials to the Company, or its usage or purchase of the services and products of the Company either as a result of the transactions contemplated hereby or otherwise.

Section 3.23 Title to Personal Properties. The Company has good and valid title or, in the case of leased assets, a valid leasehold interest, free and clear of all Liens, except for Permitted Liens, to all of the material tangible and intangible personal property and assets reflected in the Financial Statements or thereafter acquired, except for properties and assets disposed of in the ordinary course of business, consistent with past practice, since the Balance Sheet Date. Except as set forth in Section 3.23 of the Seller Disclosure Letter, the Company owns or has the right to use all of the tangible personal properties and assets necessary for the conduct of its business as currently conducted. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company, all of the tangible personal property used in the business of the Company is in good operating condition, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used. Neither the Sellers nor any of their Affiliates (other than the Company) possesses, or has the right to use, any tangible or intangible personal property owned or leased by the Company. The tangible and intangible personal property owned or leased by the Company, together with all leased real property of the Company, all owned, leased or licensed Intellectual Property of the Company, and all other assets and rights (including rights under Contracts) of the Company, are sufficient for the operation of the businesses of the Company and its Subsidiaries as currently conducted.

Section 3.24 No Additional Representations; No Reliance.

(a)
Except as specifically provided herein, the Sellers acknowledge and agree that neither the Parent, the Purchaser or their respective Affiliates, nor any other Person, have made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Parent or Purchaser or other matters that is not specifically included in this Agreement. Without limiting the generality of the foregoing, neither the Parent, the Purchaser or their respective Affiliates, nor any other Person has made a representation or warranty to the Sellers with respect to, and neither the Parent, the Purchaser or their respective Affiliates, nor any other Person, shall be subject to any liability to the Sellers or any other Person resulting from, the Parent, Purchaser or their respective representatives making available to the Sellers, (i) any projections, estimates or budgets related to the Parent’s business, or (ii) any materials, documents or information relating to the Parent’s business made available to the Sellers or their counsel, accountants or advisors in certain “data rooms,” offering memorandum, confidential information memorandum, management presentations or otherwise, in each case, except as expressly covered by a representation or warranty set forth in Article IV of this Agreement. In connection with the Sellers’ investigation of the Parent and the Parent’s business, the Parent has delivered, or made available to the Sellers and their respective Affiliates, agents and representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of the Parent and its Subsidiaries and certain business plan information of the Parent and its business. The Sellers acknowledge that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that the Sellers are familiar with such uncertainties, that the Sellers are taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that the Sellers and their respective Affiliates, agents and representatives shall have no claim against any Person with respect thereto. Accordingly, the Sellers acknowledge that neither the Parent nor any of its representatives, agents or Affiliates, have made any representation or warranty with respect to such projections and other forecasts and plans.
(b)
In furtherance of the foregoing, the Sellers acknowledge that it is not relying on any representation or warranty of the Purchaser other than those representations and warranties specifically set forth in Article IV of this Agreement. The Sellers acknowledge that they have conducted to its satisfaction an independent investigation of the financial condition, Liabilities, results of operations and projected operations of the Parent and its business and the nature and condition of its properties, assets and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article IV and the other terms and conditions set forth in this Agreement.

Section 3.25 Exclusivity of Representations. The representations and warranties made by the Sellers in this Article III are the exclusive representations and warranties made by the Sellers. The Sellers hereby disclaim any other express or implied representations or warranties with respect to themselves or any other Person.

ARTICLE IV

Representations and Warranties of Purchaser

Except as set forth in any report, schedule, form, statement, prospectus, registration statement or other document filed or furnished, as applicable, by the Parent with or to the SEC, Purchaser hereby represents and warrants to the Sellers as follows:

Section 4.01 Due Organization, Good Standing and Corporate Power of Purchaser and of Parent. The Purchaser is a corporation duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Parent is a publicly listed corporation duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the Channel Island of Jersey and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.02 Authorization; Noncontravention.

(a)
The Purchaser has the requisite corporate power and authority and has taken all corporate or other action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by the Purchaser as contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement and all other instruments and agreements to be delivered by the Purchaser as contemplated hereby, the consummation by it of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been duly authorized and approved by the board of directors of the Purchaser. This Agreement has been, and all other instruments and agreements to be executed and delivered by the Purchaser as contemplated hereby will be, duly executed and delivered by the Purchaser. Assuming that this Agreement constitutes valid and binding obligations of the Sellers and each other Person (other than the Parent and Purchaser) party thereto, this

Agreement constitutes valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. Assuming that all other instruments and agreements to be delivered by the Purchaser as contemplated hereby constitute valid and binding obligations of the Sellers and each other Person (other than the Parent and Purchaser) party thereto, such instruments and agreements will constitute valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(b)
The execution and delivery of this Agreement and all other instruments and agreements to be delivered by the Purchaser as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any of the provisions of the certificate of incorporation or by‑laws or equivalent charter documents of the Purchaser, as amended to the date of this Agreement, (ii) create or impose any Lien (other than Permitted Liens) upon any of the properties or assets of the Purchaser, (iii) conflict with or result in breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any material Contract or other instrument to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound or (iv) subject to the applicable requirements of the Antitrust Laws, contravene any Law or any Order applicable to the Purchaser or by which any of its properties or assets are bound, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby.

Section 4.03 Parent Shares. Upon issuance (whether as part of Consideration Payment 1 or hereafter as part of Deferred Consideration Payment 1 or Deferred Consideration Payment 2), the Purchaser Shares will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any option, call, preemptive, subscription or similar rights or Liens, other than restrictions on transfer imposed by state and federal securities laws or as otherwise disclosed in Parent’s filings with the SEC.

Section 4.04 No Shareholder Approval. The issuance and delivery by Purchaser of the Parent Shares to the Sellers does not require any vote or other approval or authorization of any holder of any capital stock of Purchaser or Parent.

Section 4.05 Parent SEC Reports.

(a)
Parent has filed with the SEC true and complete copies of all reports, schedules, forms and statements required to be filed by Parent pursuant to the Exchange Act since July 22, 2021 (the “SEC Filings”), each of which has complied in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent SEC Filing filed or furnished to the SEC by Parent and in either case, publicly available as of the date hereof. None of the SEC Filings (including, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent SEC Filing.
(b)
Except to the extent updated, amended, restated or corrected by a subsequent SEC Filing filed on or prior to the date hereof, all of Parent’s financial statements included in the SEC Filings, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Parent Financial Statements”), have been prepared in accordance with IFRS applied on a consistent basis through the periods involved. The consolidated statements of financial position included in such Parent Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent SEC Filing) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries at the respective dates thereof, and the consolidated statements of comprehensive (loss) and income, changes in equity and cash flows (in each case, including the related notes) included in such Parent Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent SEC Filing) fairly present, in all material respects, the consolidated statements of operations, stockholders' equity and cash flows of Parent and its consolidated subsidiaries for the periods indicated.

Section 4.06 Consents and Approvals. No consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated by this Agreement, except for any consents, approvals, authorizations or filings, which have been obtained or made or, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby.

Section 4.07 Financial Ability. At the Closing, the Purchaser and its Affiliates’ available cash and cash equivalents and immediately available internal organization funds and committed capital will be sufficient for Purchaser to satisfy all of its payment obligations under this Agreement.

Section 4.08 Exclusivity of Representations. The representations and warranties made by the Purchaser in this Article IV are the exclusive representations and warranties made by the Purchaser. Purchaser hereby disclaims any other express or implied representations or warranties with respect to itself or such other Person.

Section 4.09 Broker’s or Finder’s Fees. No agent, broker, Person or firm acting on behalf of either the Purchaser or the Parent is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Purchaser or the Parent or any of the other parties hereto, or from any of their Affiliates, in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE V

Covenants

Section 5.01 Access to Information Concerning Properties and Records. The Sellers shall, and shall cause the Company to, upon reasonable prior notice and during regular business hours, afford the Purchaser, its financing sources and each of their respective Representatives reasonable access to the Representatives, properties, books and records of the Company to the extent the Purchaser reasonably believes necessary or advisable to familiarize itself with such properties and other matters and, during such period, the Sellers shall furnish promptly to the Purchaser all financial and operating data and other information concerning the Company’s businesses, properties and personnel as the Purchaser may reasonably request; provided, that such access shall not unreasonably disrupt the operations of the Company.

Section 5.02 Confidentiality.

(a)
From and after the date of this Agreement, the Purchaser and Sellers agree they will be bound by and comply with the obligations of the Confidentiality Agreement.

(b)
The Sellers acknowledge that they are in possession of Confidential Material concerning the Company and its respective businesses and operations. From and after the Effective Time, Sellers shall, and shall cause their Affiliates and Representatives to, treat confidentially and not disclose all or any portion of such Confidential Material and will use such Confidential Material solely for the purpose of consummating the transactions contemplated by this Agreement and for no other purpose; provided, that the Company and its Subsidiaries may also use the Confidential Material for the purpose of operating its respective businesses in the ordinary course. The Sellers acknowledge and agree that such Confidential Material is proprietary and confidential in nature and may be disclosed to its Representatives only to the extent necessary for the Sellers to consummate the transactions contemplated by this Agreement (it being understood that the Sellers shall be responsible for any disclosure by any such Representative not permitted by this Agreement). If the Sellers or any of their Affiliates or Representatives are requested or required to disclose (after the Sellers have used their commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with the Purchaser about the Sellers’ intention to make, and the proposed contents of, such disclosure) any of the Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), the Sellers shall, or shall cause such Affiliate or Representative, to provide the Purchaser with prompt written notice of such request so that the Purchaser may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, the Sellers or such Affiliate or Representative may disclose only that portion of the Confidential Material which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and the Sellers shall exercise their commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Material so disclosed. The Sellers further agree that, from and after the Closing Date, the Sellers and their Affiliates and Representatives, upon the request of the Purchaser or the Company, promptly will deliver to the Purchaser or the Company all documents, or other tangible embodiments, constituting Confidential Material or other information with respect to the Company, without retaining any copy thereof, and shall promptly destroy all other information and documents constituting or containing Confidential Material.

Section 5.03 Conduct of the Business of the Company Pending the Closing Date.

(a)
The Sellers agree that during the period commencing on the date hereof and ending on the Closing Date or, if earlier, the date of the termination of this Agreement (the “Interim Period”), the Company shall conduct its respective operations (including their respective working capital and cash management practices) in the ordinary course of business consistent with past practice and to use their commercially reasonable efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them.
(b)
In furtherance and not in limitation of Section 5.03(a) hereof, the Sellers agree that during the Interim Period the Company shall not effect any of the following without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(i)
amend or restate its articles of incorporation or bylaws or other equivalent charter documents in any material respect;
(ii)
authorize for issuance, issue, sell or deliver (A) any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any (1) shares of capital stock of, or other equity or voting interest in, the Company, (2) securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, the Company including rights, warrants or options, or (3) phantom stock or similar equity‑based payment option;
(iii)
declare, pay or set aside any dividend or make any non-cash distribution with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any shares of capital stock of, or other equity or voting interest in, the Company, or make any other change in the capital structure of the Company;
(iv)
except as set forth in Section 5.03(b) of the Seller Disclosure Letter, in furtherance of and as provided in the Company’s 2021 budget set forth in Section 5.03(b) of the Seller Disclosure Letter or as reflected on the Financial Statements, or as otherwise required by applicable Law, (i) increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, employees or consultants of the Company, (ii) pay any bonus to any of the current or former directors, officers, employees or consultants of the Company, (iii) adopt, enter into, establish, amend, modify or terminate any Company Plan or any employment, consulting, bonus or other incentive compensation, health or other welfare, pension, retirement, severance, deferred compensation or other compensation or benefit plan with, for or in respect of any shareholder, director, officer, other employee or consultant that would constitute a Company Plan had it been in effect as of the date of this Agreement, (iv) promote any employee who is an officer to a position more senior than such employee’s position as of the date of this Agreement, or promote a non-officer employee to an officer position, (v) grant any new awards under any Company Plan, (vi) amend or modify any outstanding award under any Company Plan, (vii) take any action to amend, waive or accelerate the vesting criteria or vesting requirements of payment of any compensation or benefit under any Company Plan or remove any existing restrictions in any Company Plans or awards made thereunder, (viii) take any action to accelerate the payment, or to fund or in any other way secure the payment, of compensation or benefits under any Company Plan, to the extent not already provided in any such Company Plan, (ix) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Laws, (x) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business), to directors, officers, contractors or employees of the Company, (xi) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, or (xii) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company (other than routine employee terminations for cause in the ordinary course of business consistent with past practice and in compliance with applicable Law;
(v)
except in furtherance of and as provided in the Company’s 2021 budget set forth in Section 5.03(b) of the Seller Disclosure Letter or as reflected on the Financial Statements, hire any employee or engage any independent contractor (who is a natural person) other than as disclosed in the Company’s hiring plan as set forth in Section 5.03(b) of the Seller Disclosure Letter, or terminate the employment or engagement, other than for cause, of any employee or independent contractor; provided, however, that the compensation and benefits granted to any such newly hired employee or newly engaged independent contractor shall be consistent with, and be no more favorable in the aggregate than the compensation and benefits (excluding equity awards) provided as of the date of this Agreement to the Company’s similarly situated employees or independent contractors;

(vi)
communicate with the directors, officers, employees or consultants of the Company regarding the compensation, benefits or other treatment they will receive in connection with the transactions contemplated hereby, unless any such communications are consistent with prior directives or documentation provided to the Company by the Parent (in which case, the Company shall provide the Parent with prior notice of and the opportunity to review and comment upon any such communications);
(vii)
enter into any Contract which, if entered into prior to the date hereof would be required to be set forth in Section 3.18 of the Seller Disclosure Schedule or commit or agree (whether or not such Contract, commitment or agreement is legally binding) to enter into such Contract, or materially amend or terminate any Material Contract or any Real Property Lease, in each case outside of the ordinary course of business consistent with past practice;
(viii)
permit any of its properties or assets to be subject to any Lien not already disclosed in Section 3.18 of the Seller Disclosure Letter (other than Permitted Liens);
(ix)
(A) sell, assign, transfer, lease, license, sublicense, covenant not to assert, abandon, permit to lapse, cancel or otherwise dispose of (1) any tangible assets or properties except for (a) sales of inventory in the ordinary course of business consistent with past practice and (b) non-exclusive leases or licenses entered into in the ordinary course of business consistent with past practice or (2) any of its material Owned IP (other than non-exclusive licenses of Owned IP granted to customers or service providers in the ordinary course of business consistent with past practice) or mortgage, pledge or subject any of the foregoing to any additional Lien, except for Permitted Liens; or (B) disclose any material Trade Secrets to any Person (except pursuant to sufficiently protective non-disclosure agreements); or (C) subject any Proprietary Software to Copyleft Terms;
(x)
acquire any business, line of business or Person by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;
(xi)
except in furtherance of and as provided in the Company’s 2021 budget set forth in Section 5.03(b) of the Seller Disclosure Letter or as reflected on the Financial Statements, make any capital expenditure or commitment therefor or enter into any operating lease or otherwise acquire any assets or properties (other than inventory in the ordinary course of business consistent with practice) or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;
(xii)
form any Subsidiary;
(xiii)
write off as uncollectible any notes or accounts receivable, except write‑offs in the ordinary course of business consistent with past practice;
(xiv)
except as required by GAAP, make any material change in any method of accounting practice;
(xv)
make any material Tax election or settle and/or compromise any Tax liability; prepare and file any Returns in a manner which is inconsistent with the past practices of the Company, as applicable, with respect to the treatment of items on such Returns; incur any material liability for Taxes other than in the ordinary course of business, enter into any closing agreement, extend the statute of limitations period for the assessment or collection of any material amount of

Tax, or file an amended Return or a claim for refund of Taxes with respect to the income, operations or property of the Company;
(xvi)
pay, discharge, settle or satisfy any actions, Liabilities, including with respect to any of the matters set forth in Section 3.12 of the Seller Disclosure Letter;
(xvii)
incur, assume, guarantee or modify any Indebtedness, except Indebtedness incurred pursuant to existing credit agreements disclosed in Section 3.18 of the Seller Disclosure Letter, or in the ordinary course of business consistent with past practice and which such incurrences of Indebtedness, individually and in the aggregate, does not have and would not reasonably be expected to be, individually or in the aggregate, material to the Company;
(xviii)
make any loans, advances or capital contributions to, or investments in, any other Person; or
(xix)
enter into any Contract or commit or agree (whether or not such Contract, commitment or agreement is legally binding) to do any of the foregoing.
(c)
During the Interim Period, the Sellers shall keep, or cause the Company to keep, all insurance policies currently maintained with respect to the Company and its respective assets and properties, or suitable replacements or renewals, in the Sellers’ Representatives sole discretion, in full force and effect.

Section 5.04 Exclusive Dealing.

(a)
During the Interim Period, the Sellers shall not, and shall cause the Company and the respective Affiliates, Representatives and other agents of the Company, and the Sellers to refrain from taking any action to, directly or indirectly, approve, authorize, encourage, entertain, initiate, solicit, or engage in discussions or negotiations with, or provide any information to, any Person other than the Purchaser and its Affiliates or Representative concerning any Alternate Transaction, (as defined below) and the Sellers shall use their commercially reasonable efforts to prevent the Company from entering into any Alternate Transaction. For purposes hereof, an “Alternate Transaction” shall mean (i) any stock purchase, merger, consolidation, reorganization, change in organizational form, spin‑off, split‑off, recapitalization, sale of equity interests or other similar transaction involving the Company or any of its Affiliates, (ii) any sale of all or any significant portion of the assets of the Company, (iii) any other transaction in respect of the Company which results directly or indirectly, in a change of control of the Company or sale of any minority equity interest in the Company (except as specifically permitted by Section 5.03(b)), or (iv) any other transaction or series of transactions which has substantially similar economic effects as the foregoing clauses (i)–(iii), in each such case, in which transaction the Purchaser does not participate. Neither the Sellers nor the Company will vote their capital stock of the Company in favor of any purchase of any capital stock of the Company, or any other Alternate Transaction. The Sellers and/or the Company will notify the Purchaser as soon as practicable if any Person makes any proposal, offer, inquiry to, or contact with, the Sellers or the Company, as the case may be, with respect to an Alternate Transaction and shall describe in reasonable detail the identity of any such Person and the substance and material terms of any such contact and the material terms of any such proposal.
(b)
Immediately following the execution of this Agreement, the Sellers shall, and shall cause each of its Affiliates, and shall direct each of their respective Representatives, to terminate any existing discussion or negotiations with any Persons, other than the Purchaser (and its Affiliates and Representatives), concerning any Alternate Transaction. The Sellers shall, and shall direct the Company and its and their respective Representatives to, request the return of any due diligence materials provided to any Persons (other than the Purchaser and its Affiliates and Representatives) in connection with any potential Alternate Transaction.

Section 5.05 Reasonable Best Efforts; Consents.

(a)
Subject to the terms and conditions contained in this Section 5.05, the Sellers and Purchaser (including the Parent) shall, and the Sellers shall cause the Company to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and to consummate and make effective the transactions contemplated by this Agreement, including their respective reasonable best efforts to obtain, prior to the Closing Date, all Permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities and parties to Contracts with the Company (including landlords) as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Section 6.02 and Section 6.03; provided, that no Indebtedness for borrowed money shall be repaid, except as otherwise required pursuant to the terms of the applicable loan agreement, and no Material Contract shall be amended to increase the amount payable thereunder or otherwise to be materially more burdensome to the Company, to obtain any such consent, approval or authorization, without first obtaining the written approval of the Purchaser.
(b)
The Purchaser’s obligations under this Section 5.05 to use reasonable best efforts shall not include defending any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any Person under any Antitrust Law or seeking to have any stay, restraining order, injunction or similar order entered by any Governmental Entity vacated, lifted, reversed, or overturned.

Section 5.06 Public Announcements. The Sellers and Purchaser each shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) in the event any public statement is required by applicable Law or regulations of the Nasdaq Stock Market, use commercially reasonable efforts to provide to the other party for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and, except as required by applicable Law or regulations of the Nasdaq Stock Market, the receipt of the prior consent of the other party to this Agreement.

Section 5.07 Notification of Certain Matters. During the Interim Period, the Sellers and the Company shall promptly notify the Purchaser of (a) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement that, to the Knowledge of the Sellers, are commenced or threatened against any of the Sellers, the Company, or the Purchaser, as the case may be, (b) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VI not to be satisfied, (c) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any Material Contract, (d) the occurrence or existence of any fact, circumstance or event which would reasonably be expected, individually or in the aggregate, to result in any representation or warranty made by the Sellers in this Agreement or in any schedule, exhibit or certificate or delivered herewith, to be untrue or inaccurate, (e) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, or (f) the occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which has had a Material Adverse Effect or the occurrence or non-occurrence of any event, circumstance, development, state of facts, change or effect which would reasonably be expected, individually or in the aggregate, to result in a

Material Adverse Effect; provided, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants, or the conditions to the obligations of, the Sellers.

Section 5.08 Non‑Competition; Non‑Interference.

(a)
In consideration of the purchase of the Shares by the Purchaser, from the date of this Agreement until the second (2nd) anniversary of the Closing, the Sellers shall not, and the Sellers shall cause their Affiliates to not, and the Sellers shall not direct, encourage, induce or affirmatively approve any key employees of the Company (including those employees specified on Section 5.08 of the Seller Disclosure Letter) to:
(i)
within any jurisdiction or marketing area in which the Company or Affiliates was, prior to the date hereof, doing business or qualified to do business, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of any business engaged in or assisting others in engaging in (i) providing online performance marketing services, otherwise known as affiliate marketing services, to an operator of any form of online gambling (including but not limited to online casino, sports betting, daily fantasy sports, lottery and poker) and (ii) producing or distributing sports media content of any variety (including but not limited to fantasy sports, statistics, betting, scores and news content) via any channel, whether on a business to business (commonly known as B2B) or a business to consumer (commonly known as B2C) basis and whether freely distributed or paid, in each case, in the United States, Canada, the United Kingdom, Ireland, Australia or New Zealand (any such business, a “Competing Business”). For these purposes, neither (1) the ownership of securities of 2% or less of any class of securities of a public company nor (2) the engagement by any Individual Seller in the activities specified in Section 5.08 of the Seller Disclosure Letter, which activities such Individual Seller had engaged in prior to the Closing Date in an individual capacity (and not as a service of the Company’s business), shall be considered ownership in a “Competing Business” or otherwise to be competition with the Company or any of its Affiliates;
(ii)
persuade or attempt to persuade any potential customer or client to which the Company has made a presentation in the two (2) years prior to the Closing Date, or with which the Company has had discussions in the two (2) years prior to the Closing Date, not to hire the Company, or to hire another company;
(iii)
solicit for the Sellers or any Person other than the Company the business of any Person which is or was a customer or client of the Company within two (2) years prior to the date of this Agreement or in any way interfere with the relationship between the Company and any such Person or business relationship (including making any negative or disparaging statements or communications about the Company); or
(iv)
acquire (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) the ownership of or any equity interest in any Person if the annual revenues of such Person from any Competing Business are more than twenty percent (20%) of such Person’s total consolidated annual net sales (based on the most recent full fiscal year revenues of such Person); provided, that if such consolidated annual net sales are in excess of twenty percent (20%), then the Sellers or any of their Affiliates shall be permitted to acquire such Person and the Sellers shall or shall cause such Affiliate to enter into a definitive agreement to divest the Competing Business within six (6) months of the closing of such acquisition.
(b)
It is the desire and intent of the parties to this Agreement that the provisions of this Section 5.08 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.08 shall be adjudicated to be invalid or unenforceable, this Section 5.08 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 5.08 in the particular jurisdiction in which such adjudication is made.
(c)
The parties recognize that the performance of the obligations under this Section 5.08 by the Sellers is special, unique and extraordinary in character, and that in the event of the breach by any Seller of the terms and conditions of this Section 5.08 to be performed by the Sellers, the Purchaser and the Company may seek, if they so elect, to obtain damages for any breach of this Section 5.08, or to enforce the specific performance thereof by such Seller or to enjoin such Seller or its Affiliates from performing services for any Person with respect to a Competing Business.

Section 5.09 Non‑Solicitation of Employees.

(a)
From and after the Closing Date, the Sellers shall not, and shall cause their Affiliates not to, for a period of two years after the Closing Date, knowingly solicit for employment any employee of the Company who was employed by the Company at any time during the two (2) years preceding the Closing Date; provided, that this paragraph shall not preclude the Sellers or their Affiliates from soliciting for employment or hiring any such employee who (i) responds to a general solicitation through a public medium or general or mass mailing or posting by or on behalf of the Sellers or any of their Affiliates that is not targeted at employees of the Company or (ii) contacts any of the Sellers or its Affiliates directly on such individual’s own initiative.
(b)
From and after the Closing Date, the Sellers shall not, and shall cause their Affiliates not to, for a period of two years after the Closing Date, hire any of the employees of the Company listed in Section 5.09(b)of the Seller Disclosure Letter.
(c)
It is the desire and intent of the parties to this Agreement that the provisions of this Section 5.09 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 5.09 shall be adjudicated to be invalid or unenforceable, this Section 5.09 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 5.09 in the particular jurisdiction in which such adjudication is made.
(d)
The parties recognize that the performance of the obligations under this Section 5.09 by the Sellers is special, unique and extraordinary in character, and that in the event of the breach by the Sellers of the terms and conditions of this Section 5.09 to be performed by the Sellers, the Purchaser and the Company may seek, if they so elect, to obtain damages for any breach of this Section 5.09, or to enforce the specific performance thereof by the Sellers or to enjoin any employees of the Sellers or their Affiliates from performing services for any Person.

Section 5.10 Lock-Up Agreements.

(a)
Each Seller agrees that the Share Consideration consisting of any Parent Shares whether acquired as part of Consideration Payment 1 or hereafter acquired by any of the Sellers as part of Deferred Consideration Payment 1 or Deferred Consideration Payment 2 (collectively, the “Lock-Up Shares”) shall be subject to the restrictions and obligations as set forth in this Section 5.10.

(b)
The Sellers shall not, without the prior written consent of the Parent, directly or indirectly, during the Lock-Up Period (as defined below): (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, Lock-Up Shares; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Parent Shares or such other securities, in cash or otherwise; or (iii) publicly disclose the intention to do any of the foregoing (each of the foregoing a “Transfer”). Notwithstanding the foregoing, during the Lock-Up Period, any Seller may convey or otherwise Transfer Lock-Up Shares (1) to a trust for the direct or indirect benefit of such Seller or such Seller’s immediate family; or (2) by will or intestacy to legal representatives, heirs, or legatees upon a Seller’s death; provided that such transfers are in compliance with securities laws and in the case of (1) and (2) if the recipient also agrees to abide by the Lock-Up in this Agreement for the remainder of the Lock-Up Period and executes an agreement to that effect. The “Lock-Up Period” shall mean the period commencing on the date of issuance of the applicable tranche of the Share Consideration and continuing until and including the date that is six months after the date of issuance of the applicable tranche of the Share Consideration, at which time the Lock-Up Period shall automatically terminate without any action by any party, unless otherwise mutually agreed to in writing by the Parent and such Seller.
(c)
Each of the Sellers agrees that, subject to the terms of Section 5.11, the Parent may place an appropriate restrictive legend on any stock certificates representing the Lock-Up Shares, or if the applicable Lock-Up Shares are evidenced by a book entry notification, state that such restrictions apply to such Lock-Up Shares on the books and records of the transfer agent issued to such Seller to indicate that such shares are subject to the terms of this Agreement.

Section 5.11 Rule 144 and Restrictive Legends; Nasdaq Listing. With a view to making available to Sellers the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit Sellers to sell Parent Shares to the public without registration, the Purchaser, for a period of three (3) years from Closing Date, shall use commercially reasonable efforts to (a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times, and (b) file with the SEC in a timely manner all reports and other documents required of the Purchaser under the Securities Act and the Exchange Act. The Purchaser agrees to use commercially reasonable efforts, including furnishing any opinions of counsel necessary, to remove any restrictive legends pertaining to restrictions on transfer imposed by the Securities Act (but not legends related to other contractual obligations, as applicable) on the Parent Shares received hereunder, for any Seller who is not an Affiliate of the Purchaser at the time and has not been an Affiliate in the 90 days preceding such date, at any time after the date that is six (6) months after the Closing Date upon request in anticipation of a sale, and in any event on (or as soon as reasonably practicable thereafter) the first Business Day after the date that is one year after the Closing Date.

Section 5.12 Employment and Benefit Arrangements.

(a)
The Purchaser shall use commercially reasonable efforts to ensure that those eligible employees (other than the Individual Sellers) of the Company as of the Closing Date who remain so employed immediately following the Closing Date (each such employee, a “Continuing Employee”) shall receive service credit with respect to service with the Company prior to the Closing Date for purposes of eligibility and vesting under any employee benefit plans and arrangements (excluding any defined benefit pension plans, deferred compensation, equity or equity-based, or post-termination or retiree welfare benefit plans and arrangements) in which each such Continuing Employee is eligible to participate immediately following the Closing Date; provided that no retroactive contributions will be required and provided, further, except to the extent such credit would result in the duplication of benefits, and provided, further, that such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous Benefit Plan provided by the Company immediately prior to the Closing Date. To the extent, during the plan year in which the Closing Date occurs, that the Purchaser modifies any group health coverage or benefit plans under which the employees of the Company participate, the Purchaser shall use commercially reasonable efforts to waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall use commercially reasonably efforts to give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the plan year in which such coverage or plan modification occurs. Through the one (1) year anniversary of the Closing Date, Purchaser shall take all actions required so that each Continuing Employee who continues in employment with the Company and its Affiliates during such period (i) receives base salary and target bonus opportunity that is substantially comparable as provided by the Company to such employee immediately prior to the Closing Date (as evidenced by such Continuing Employee’s most-recent Company W-2 wages) and (ii) receives benefits (excluding any defined benefit pension, deferred compensation, equity or equity-based, or post-termination or retiree welfare benefits) that, in the aggregate, are materially comparable to those benefits (excluding any defined benefit pension, deferred compensation, equity or equity-based, or post-termination or retiree welfare benefits) provided by the Company (excluding any defined benefit pension, deferred compensation, equity or equity-based, or post-termination or retiree welfare benefits) to such Continuing Employee immediately prior to the date hereof or are substantially comparable in the aggregate to those benefits provided by Purchaser or its Affiliates to any similarly situated employees. Subject to Purchaser’s review, Purchaser agrees to pay the incentive bonuses for the Company’s 2021 incentive plan in the form and amounts set forth in Section 5.12(a) of the Seller Disclosure Letter.
(b)
Nothing contained in this Section 5.12 shall obligate Purchaser, the Company, or any of the Purchaser’s Affiliates to continue the employment of any employee of, or the service relationship of any other service provider to, the Company for any period of time after the Closing, and this Section 5.12 shall not be construed to limit the ability of Purchaser, the Company, or any of the Purchaser’s Affiliates to terminate the employment of any employee of, or the service relationship of any other service provider to, the Company or any of its Subsidiaries following the Closing in accordance with applicable Law and any pre-existing contractual relationship. Further, this Section 5.12 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Section 5.12, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.12 or be construed as an amendment, waiver, termination, or creation of any benefit or compensation plan, program, agreement, Contract, policy, or arrangement of Purchaser, the Company, or any of the Purchaser’s Affiliates.

ARTICLE VI

Conditions Precedent

Section 6.01 Conditions to the Obligations of Each Party. The respective obligations of the Sellers and Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver in writing by the Sellers’ Representative and Purchaser, at or before the Closing Date, of each of the following conditions:

(a)
Injunctions; Illegality. No Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.
(b)
Governmental Approvals; Consents. All consents, waivers and approvals from Governmental Entities or third parties, if any, disclosed in Section 6.01(b) of the Seller Disclosure Letter or that are otherwise required to consummate the transactions contemplated hereby shall have expired, been terminated, been made or been obtained.

Section 6.02 Conditions to the Obligations of Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of the following further conditions:

(a)
Performance. All of the agreements and covenants of the Sellers to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.
(b)
Representations and Warranties. The representations and warranties of the Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.05, Section 3.06 and Section 3.17 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time, and (ii) all other representations and warranties of the Sellers contained in Article III shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties other than those contained in Section 3.08(b), Section 3.08(c), Section 3.08(d) or Section 3.09(a)) in all material respects as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date).
(c)
Closing Deliverables. The Sellers’ Representative shall have delivered or caused to be delivered to the Purchaser the items set forth in Section 2.04(b).
(d)
No Material Adverse Effect. Since the date hereof there shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e)
Sellers’ Employment Agreements. Each of the Individual Sellers, except Seller 5, shall have duly executed (i) individual employment agreements with the Company, substantially in the form attached hereto as Exhibit 1.1 or Exhibit 1.2 as applicable (the “Employment Agreement”), providing for the continued employment of each of the Individual Sellers, except Seller 5, with the Company for at least twelve (12) consecutive months following the Closing, and (ii) a Confidential Information and Invention Assignment Agreement substantially in the form attached hereto as Exhibit 2 (the “CIIAA”).
(f)
Termination of 409A Deferred Compensation Arrangements. The Company shall have terminated each 409A Deferred Compensation Arrangement and any associated insurance policy, trust or other associated funding arrangement.
(g)
Termination of Seller Insurance Policies. The Company has terminated each of the “key man” life insurance policies, death benefits insurance policies, and other life insurance or disability insurance policies sponsored by the Company covering any Individual Seller, including, but not limited to, life insurance policies for Herbert T Ilk III issued by Northwestern Mutual, Policy Numbers 21437519 and 21618066.
(h)
Termination of Shareholders Agreement. The Sellers and the Company shall have terminated the Shareholders Agreement, dated March 1, 2003, by and between Peter Schoenke, Herbert Ilk, Jeffrey Erickson, Timothy Schuler, Christopher Liss and Roto Sports, Inc.

(i)
Termination of Certain Contracts. The Company shall have terminated (i) the contract by and between Victoria Schoenke and the Company and (ii) the contract by and between Melissa Stromberg and the Company, each as set forth on Schedule 3.21 of the Seller Disclosure Letter.
(j)
Termination of Credit Cards. The Company shall have paid the balance and terminated each of the Company credit cards, including the Costco Visa Credit Card and the City National Bank Credit Card, each as set forth on Section 3.14(a) of the Seller Disclosure Letter.

Section 6.03 Conditions to the Obligations of Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by the Sellers’ Representative, on or prior to the Closing Date, of the following further conditions:

(a)
Performance. All of the agreements and covenants of Purchaser to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.
(b)
Representations and Warranties. The representations and warranties of the Purchaser contained in Article IV shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time.
(c)
Closing Deliverables. Purchaser shall have delivered or caused to be delivered to the Sellers’ Representative the items set forth in Section 2.04(c).

Section 6.04 Frustration of Closing Conditions. Neither the Purchaser nor any of the Sellers may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.05.

ARTICLE VII

Tax Matters

Section 7.01 Returns and Payment of Taxes.

(a)
Except with respect to any Returns relating to Applicable Sales/Use Taxes and the Sales Tax Indemnity, the Sellers’ Representative shall have the authority and obligation to prepare, or cause to be prepared, all Returns of the Company that are due with respect to any taxable year or other taxable period ending on or before the Closing Date. Such Returns shall be prepared by treating items on such Returns in a manner consistent with the past practices of the Company with respect to such items. Such Returns shall be provided to Purchaser for their consent no later than thirty (30) days prior to the due date, such consent not to be unreasonably withheld, conditioned or delayed. If the Purchaser consents to such Returns (which consent shall not be unreasonably withheld, conditioned or delayed) the Company shall execute and file such Returns as prepared by the Sellers’ Representative. In addition, the Sellers shall pay, on or prior to the due date, any amount due and payable on such Returns (except to the extent such amount was taken into account in calculating Closing Working Capital or Indebtedness). Notwithstanding the foregoing, the Company shall, if requested by the Sellers’ Representative, make the safe harbor election allowed for any success-based fees pursuant to Revenue Procedure 2011-29.
(b)
Except as provided in Section 7.01(a), the Purchaser shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company; provided, that with respect to Returns that include the portion of the overlap Period ending on or prior to the Closing Date, except with respect to any Returns relating to Applicable Sales/Use Tax and the Sales Tax Indemnity, (i) the Purchaser shall prepare such Returns in a manner consistent with the past practices of the Company, and (ii) the Purchaser shall not file such Returns without the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld, conditioned or delayed.
(c)
Subject to the limitation with respect to the Sales Tax Indemnity set forth in Section 8.06, all Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to the Overlap Period shall be apportioned between the Sellers and Purchaser as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per‑diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Company as though the taxable year of the Company terminated at the close of business on the Closing Date. The Sellers shall be liable for Taxes of the Company that are attributable to the portion of the Overlap Period ending on and including the Closing Date, and shall pay such amounts to the Purchaser on or before five (5) days prior to the due date of such Taxes (except to the extent such amount was taken into account in calculating Closing Working Capital or Indebtedness).
(d)
Any and all deductions related to (i) Company Transaction Expenses and (ii) expenses with respect to Indebtedness being paid in connection with the Closing that are deductible for Tax purposes (at a more likely than not or higher level of comfort) shall be claimed in a Pre-Closing Period, except as otherwise required by applicable Law.
(e)
Except as required under applicable Law or, in the case of Purchaser or any Affiliate of the Purchaser, in connection with the Sales Tax Indemnity, including pursuant to Section 7.05(d) or Section 8.04(d) hereof, none of the Purchaser, the Company, or any Affiliate of the Purchaser shall make or change any Tax election, amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Company with respect to any taxable period ending on or prior to the Closing Date, or take any other action that would increase any Tax liability of the Company in respect of any taxable period ending on or prior to the Closing Date, in each case, which could reasonably be expected to result in an obligation of the Sellers to indemnify the Purchaser under this Agreement, without the prior written consent of the Sellers’ Representative. Any Tax refund or application of such refund as a credit against a Tax liability in a post-Closing period in lieu of such refund (including any interest paid or credited with respect thereto but net of any costs, including Taxes, incurred by Purchaser or any of its Affiliates) that does not relate to a deduction or credit arising with respect to amounts incurred by Purchaser (a “Tax Refund”) received by the Company for Taxes paid for any Pre-Closing Tax Period shall be the property of the Sellers. The Purchaser shall pay any such Tax Refunds to the Sellers’ Representative within ten (10) days after such Tax Refund is received by the Purchaser or its Affiliates (including for the sake of clarity the Parent and the Company) in either cash or the application of a credit against Taxes otherwise due. At the Sellers’ Representative’s written reasonable request, the Purchaser shall use reasonable efforts to timely and properly prepare, or cause to be prepared, and file, or cause to be filed, any claim for refund, amended Tax Return, or other Tax Return required to obtain any available material Tax Refunds from any Pre-Closing Tax Period. If any Tax Refund previously paid to the Sellers is required to be repaid to a Taxing Authority or is subsequently disallowed by a Taxing Authority, the Sellers shall promptly repay to the Purchaser such previously paid amounts. Notwithstanding anything else in this Section 7.01(e) to the contrary, Purchaser shall not be obligated to pay any Tax Refund under this Section 7.01(e) to the extent that any such Tax Refund is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a taxable period beginning after the Closing Date (including the portion of any Overlap Period beginning after the Closing Date) or to the extent such Tax Refund is accounted for as an asset in Closing Working Capital.
(f)
No election under Section 336 or Section 338 of the Code (or any similar provision of state, local or foreign applicable Law) shall be made or allowed to be made by any party with respect to the transactions contemplated by this Agreement. The parties agree that the purchase and sale of the stock between the Purchaser and the Sellers shall be treated as the purchase and sale of stock for all Tax purposes.
(g)
All transfer, sales and use, registration, stamp, recording, documentary and similar Taxes (“Transfer Taxes”) imposed in connection with the sale of the Shares or any other transaction that occurs pursuant to this Agreement shall be borne by the Sellers. Seller’s Representative shall remit the payment for all of the Transfer Taxes and file or cause to be filled all Tax Returns and other documentation required to be filed by Sellers with respect to any such Transfer Taxes, and, if required by applicable Law, Purchaser shall, or shall cause the Company, as applicable, to join in the execution of any such Tax Returns and other documentation with respect thereto. The Parties shall cooperate in good faith to take such commercially reasonable actions as will minimize or reduce the amount of such Transfer Taxes.
(h)
The Sellers shall terminate or cause to be terminated any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between the Sellers or any predecessor or Affiliate thereof, on the one hand, and the Company, on the other hand, for all Taxes imposed by any government or taxing authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

Section 7.02 Controversies.

(a)
Except with respect to matters relating to the Sales Tax Indemnity, the Purchaser shall promptly notify the Sellers’ Representative upon receipt by the Purchaser or any Affiliate of the Purchaser (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which the Sellers may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Except with respect to matters relating to the Sales Tax Indemnity, the Sellers’ Representative, or its Representative, at the Sellers’ sole expense, shall have the authority to represent the interests of the Company with respect to any Tax Matter before the IRS, any other taxing authority or any other Governmental Entity and shall have the right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, that (i) the Purchaser, at its own expense, shall be allowed to participate in such Tax Matters and (ii) neither the Sellers’ Representative, any Seller nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of the Purchaser, the Company or any Affiliate of the foregoing for any period ending after the Closing Date, including the portion of the Overlap Period that is after the Closing Date, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. The Sellers’ Representative, the Sellers or their Representative shall keep the Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Sellers’ Representative shall, in good faith, allow the Purchaser to make comments to the Sellers’ Representative, the Sellers or their Representative, regarding the conduct of or positions taken in any such proceeding.
(b)
Except as otherwise provided in Section 7.02(a), or if the Sellers’ Representative does not elect to control a proceeding pursuant to Section 7.02(a), the Purchaser shall have the sole right to control any audit or examination by any Tax authority and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to, the income, assets or operations of the Company for all taxable periods; provided, however, that, except with respect to any Returns relating to Applicable Sales/Use Tax and the Sales Tax Indemnity, the Purchaser shall not, and shall cause the Company not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date that could increase the Tax liability of the Sellers without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Except with respect to any Returns relating to Applicable Sales/Use Tax and the Sales Tax Indemnity, in the event the Sellers may be liable for any amount related to an Overlap Period, the Sellers’ Representative may participate in, but not control, any audit or examination, at his own expense.

Section 7.03 Notification. Except with respect to matters relating to the Sales Tax Indemnity, the Purchaser, the Company, and their respective Affiliates shall promptly forward to the Sellers’ Representative all written notifications and other communications from any Tax authority received by the Company relating to any Tax Matters relating to the federal and consolidated income Tax liability of the Company with respect to a Pre‑Closing Period.

Section 7.04 Indemnification for Taxes. Except with respect to indemnification for the Sales Tax Indemnity which are exclusively covered under Section 8.04, the Sellers shall indemnify, defend and hold the Purchaser and its Affiliates (including the Company) and their respective stockholders, Representatives, partners, members, managers, officers and directors harmless on an after‑tax basis from and against: (i) all Taxes, losses, claims and expenses resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based on, attributable to, or resulting from the failure of any representation or warranty made pursuant to Section 3.15 to be true and correct in all respects on and as of the Closing Date (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualification contained therein); (ii) all Taxes imposed on, asserted against or attributable to the properties, income or operations of the Company or any Taxes for which the Company are otherwise liable, for all Pre‑Closing Periods (including, for the avoidance of doubt, any sales (or similar) Taxes); (iii) all Taxes imposed on the Company as a result of the provisions of Treasury Regulations Section 1.1502‑6 or the analogous provisions of any state, local or foreign Law; and (iv) all Taxes imposed on the Company, or for which the Company may be liable, as a result of any transaction contemplated by this Agreement, except to the extent such amounts mentioned herein under this Section 7.04 were taken into account in calculating Closing Working Capital or Indebtedness. The Sellers’ indemnification obligations pursuant to this Section 7.04 shall survive until 60 days following the expiration of the applicable statute of limitations (giving effect to any extensions and waivers thereof).

Section 7.05 Post‑Closing Retention, Access and Cooperation.

(a)
From and after the Closing Date, the Purchaser shall, and shall cause Company to, preserve and keep all Tax-related Records held by Company at the Closing Date, and any Tax-related Records related to the period prior to the Closing for a period of seven (7) years after the Closing Date.
(b)
After the Closing Date, the Purchaser, the Company, on the one hand, and the Sellers, on the other hand, shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Returns for Pre‑Closing Periods) relating to the Company as is reasonably necessary for the preparation of any Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment. Upon reasonable notice, each of the Sellers and Purchaser shall make their, or shall cause the Company, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder.
(c)
Any request for information or documents pursuant to this Section 7.05 shall be made by the requesting party in writing. The other party hereto shall promptly (and in no event later than twenty

(20) days after receipt of the request) provide the requested information. The requesting party shall indemnify the other party for the reasonable out‑of‑pocket expenses incurred by such party in connection with providing any information or documentation pursuant to this Section 7.05. Any information obtained under this Section 7.05 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Returns or claims for refund or in conducting any Tax audit, dispute or contest.
(d)
Notwithstanding anything to the contrary contained herein, from and after the Closing Date, solely with respect to matters relating to the Sales Tax Indemnity, the Purchaser shall at all times have the sole discretion regarding the review process of evaluating potential Losses relating to Taxes that may be due relating to the Sales Tax Indemnity (such Taxes, including any penalties and interest thereon, referred to as the “Applicable Sales/Use Taxes”), including but not limited to determining whether any such Applicable Sales/Use Taxes are owed to a Governmental Entity and whether such Applicable Sales/Use Taxes may be reported and/or remitted pursuant to a voluntary disclosure agreement, an original or amended Return, or any one or more settlement or other agreement with such applicable Tax authority or other Governmental Entity.

ARTICLE VIII

Termination and Abandonment; Indemnification

Section 8.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)
by mutual written consent of the Sellers’ Representative and Purchaser;
(b)
by either the Sellers’ Representative or Purchaser, if:
(i)
any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non‑appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that the party seeking to terminate pursuant to this Section 8.01(b)(i) shall have complied with its obligations, if any, under Section 5.05; or
(ii)
one or more of the conditions and obligations set forth in Section 6.01, Section 6.02, or Section 6.03 remains unsatisfied or unwaived pursuant thereto and the Closing Date shall not have occurred on or prior to January 31, 2022 or such other later date to be agreed to by the parties hereto (the “End Date”); provided, that neither party may terminate this Agreement pursuant to this Section 8.01(b)(ii) if such party is in material breach of this Agreement;
(c)
by the Sellers’ Representative, if: (i) there shall be a breach by the Purchaser of any covenant or agreement of the Purchaser in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by the Sellers’ Representative to the Purchaser and (2) the day that is five (5) Business Days prior to the End Date; provided that the Sellers’ Representative may not terminate this Agreement pursuant to this Section 8.01(c) if any of the Sellers is in material breach of this Agreement;
(d)
by the Purchaser, if: (i) there shall be a breach by the Sellers of any covenant or agreement of the Sellers in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by the

Purchaser to the Sellers’ Representative and (2) the day that is five (5) Business Days prior to the End Date; provided that the Purchaser may not terminate this Agreement pursuant to this Section 8.01(d) if the Purchaser is in material breach of this Agreement; or
(e)
by the Purchaser if there has been any event, development, state of facts, occurrence or change (or any series of events, developments, state of facts, occurrences or changes) with respect to the Company that has had or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01 by the Purchaser, on the one hand, or the Sellers’ Representative, on the other hand, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect and there shall be no liability hereunder on the part of the Sellers, Purchaser or the Company, except that Section 8.01 (Termination), this Section 8.02, and Article IX shall survive any termination of this Agreement.

Section 8.03 Survival of Representations and Warranties. The respective representations and warranties of the Sellers and Purchaser contained in this Agreement or the Seller Disclosure Letter shall survive the Closing until the date that is 24 months from the Closing Date, except that (i) the representations and warranties contained in Section 3.02(a) (Authorization), Section 3.03 (Ownership of Shares), Section 3.05 (Capitalization), Section 3.17 (Broker’s or Finder’s Fees), and Section 4.02(a) (Authorization) shall survive indefinitely; and (ii) the representations and warranties contained in Section 3.13 (Employee Benefit Matters), Section 3.15 (Tax Matters), shall survive until 60 days following the expiration of the applicable statute of limitations (giving effect to any extensions and waivers thereof). Each covenant and other agreement of the Purchaser or Sellers hereunder shall survive in accordance with its terms. No Person shall be liable for any claim for indemnification under Article VIII unless a Claim Certificate is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Certificate only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

Section 8.04 Indemnification by Sellers. Subject to the other provisions of this Article VIII, from and after the Closing, the Individual Sellers shall jointly and severally, and the Trust Sellers shall severally but not jointly, indemnify the Parent, the Purchaser, the Company and each of their respective Subsidiaries, including, for the avoidance of doubt, GDC Media Limited (“GDC Media”), a private limited company registered under the laws of Ireland, (the “Purchaser Indemnitees”) and save and hold each of them harmless against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to: (a) any failure of any representation or warranty made by the Sellers in this Agreement (whether or not contained in Article III) (other than (i) the representations and warranties contained in Section 3.15 (Tax Matters), which are addressed in Section 7.04 and (ii) the representations and warranties in Section 3.01, Section 3.02, Section 3.03, and Section 3.06, for which each of the Sellers’ obligations to indemnify the Purchaser Indemnitees shall be several and not joint) to be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date); (b) any breach of any covenant or agreement by the Sellers contained in this Agreement (c) any Company Transaction Expenses to the extent not paid by the Sellers prior to the Closing Date, paid by the Purchaser at the Closing pursuant to Section 2.02(h), or included in the calculation of the Working Capital Adjustment pursuant to Section 2.02; and (d) the Company’s historical practices with respect to the collection and remittance of sales and use Taxes to relevant state Governmental Entities relating to transactions that could be deemed taxable sales of “software as a service”, online subscriptions, or similar offerings for any Pre-Closing Period

(this subsection (d) referred to herein as the “Sales Tax Indemnity”). For the avoidance of doubt, the Sellers’ obligations to indemnify and hold harmless Purchaser Indemnitees pursuant to clause (b) of the immediately preceding sentence shall not terminate until the full performance of the relevant covenants in accordance with their terms. Notwithstanding the foregoing, the obligation of the Sellers hereunder to indemnify the Purchaser Indemnities with respect to the Sales Tax Indemnity shall be exclusive to clause (d), above, and for the sake of clarity shall not be governed by clause (a), above.

Section 8.05 Indemnification by Purchaser. Subject to the limitations set forth in this Article VIII, from and after the Closing, the Purchaser agrees to and shall indemnify the Sellers (the “Seller Indemnitees”) and save and hold each of them harmless against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of, or related to: (a) any failure of any representation or warranty made by the Purchaser in this Agreement (whether or not contained in Article IV) or in any schedule, exhibit or certificate delivered pursuant to this Agreement to be true and correct in all respects on and as of the date of this Agreement and on and as of Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all respects as of such specified date); and (b) any breach of any covenant or agreement by the Purchaser contained in this Agreement. For the avoidance of doubt, the Purchaser’s obligations to indemnify and hold harmless the Seller Indemnitees pursuant to clause (b) of the immediately preceding sentence shall not terminate until the full performance of the relevant covenants in accordance with their terms.

Section 8.06 Limitation on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, (a) neither the Purchaser and the Parent nor the Sellers, as the case may be, shall be liable for any claim for indemnification pursuant to Section 8.04(a) or Section 8.05(a), as the case may be, unless and until the aggregate amount of Losses which may be recovered from the Sellers or the Purchaser, as the case may be, equals or exceeds $150,000 (the “Basket”), in which case the Sellers or the Purchaser, as the case may be, shall be liable for the aggregate amount of Losses including the amount of the Basket; provided, that the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to Section 8.04(a) or Section 8.05(a), as the case may be, shall be, as of the date of any Claim Certificate evidencing any such Losses, an amount equal to $12,000,000 for Losses incurred prior to the first anniversary of the Closing Date, and, thereafter, an amount equal to $10,000,000, in each case, subject to Section 8.03; and (b) the maximum aggregate amount of indemnifiable Losses which may be recovered with respect to the Sales Tax Indemnity shall be an amount equal to the Sales Tax Holdback and, for the avoidance of doubt, the Basket limitation set forth under (a) above shall not apply with respect to the Sales Tax Indemnity. The foregoing limitations shall not apply to Losses incurred by any Purchaser Indemnitee in connection with or arising from any breach of any representation or warranty of the Sellers in Section 3.01 (Due Organization, Good Standing, etc.), Section 3.02 (Authorization), Section 3.03 (Ownership of Shares), Section 3.05 (Capitalization), Section 3.15 (Tax Matters) (other than Losses relating to the Sales Tax Indemnity), Section 3.16 (Cybersecurity and Intellectual Property) and Section 3.17 (Broker’s or Finder’s Fee), but the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to Section 8.04(a) or Section 8.05(a), as the case may be, in connection with or arising from any breach of the foregoing representations or warranties of the Sellers shall be an amount equal to $27,500,000. With respect to any and all indemnification payments required to be made to the Purchaser Indemnitees hereunder that are a result of, relate to or arise from a claim for indemnification pursuant to the Sales Tax Indemnity, the Purchaser Indemnitees’ sole recourse shall be to recover amounts from and to the extent of the Sales Tax Holdback.

Section 8.07 Losses Net of Insurance, etc. The amount of any Loss for which indemnification is provided under Section 8.04 or Section 8.05 shall be net of (a) any specific accruals or reserves on the Financial Statements referenced in Section 3.08, (b) any amount for which a reserve or accrual is included in final Closing Working Capital or which has been taken into account as a current liability for purposes of the calculation of the Final Purchase Price, (c) any amounts recovered by the Indemnified Party (net of any costs of investigation of the underlying claim and of collection) pursuant to any indemnification by or indemnification agreement with any Person (other than this Agreement), (d) any insurance proceeds (net of any costs of investigation of the underlying claim and of collection and net of any Taxes arising as a result of the receipt of such insurance proceeds) received as an offset against such Loss, and (e) any Tax benefit available to the Company or the Purchaser or any Affiliate thereof as a result of such Loss in or prior to the year in which the Loss is claimed (each such source of recovery referred to in clauses (c), (d) and (e), a “Collateral Source”). In computing the amount of any such Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified Loss. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 8.04 or Section 8.05 is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such receipt occurred at the time of such payment. Each Indemnified Party shall take commercially reasonable steps to mitigate any Losses as soon as reasonably practicable after such Indemnified Party becomes aware of any event which does, or could reasonably be expected to, give rise to any such Losses, and shall take commercially reasonable steps to recover such Losses from any Collateral Source.

Section 8.08 Indemnification Procedure.

(a)
Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 8.04 or Section 8.05, including, any claim by a Person described in Section 8.09 (an “Indemnified Party”), which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate (a “Claim Certificate”), which Claim Certificate shall:
(i)
state that the Indemnified Party has incurred or anticipates that it will incur Losses for which such Indemnified Party believes it is entitled to indemnification pursuant to this Agreement; and
(ii)
specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid (if paid), the basis for any anticipated Loss and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation, if possible, of the amount to which such Indemnified Party claims to be entitled hereunder; provided that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby.
(b)
In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate (other than a Third Party Claim, which is addressed in Section 8.09), the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the 60 day period beginning on the date of receipt by the Indemnified Party of such objection and prior to submitting such dispute to the courts set forth in Section 10.8, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to the courts set forth in Section 9.08. The party that receives a final judgment against it in such dispute shall reimburse the other party for all reasonable attorney and consultant fees or expenses incurred by the other party.
(c)
Claims for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Claim Certificate (other than a Third Party Claim, which is addressed in Section 8.09), claims for Losses covered by a memorandum of agreement of the nature described in Section 8.08(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.08(b) and Section 9.08 hereof or shall have been settled as described in Section 8.09, are each hereinafter referred to as an “Agreed Claim”. Within 10 Business Days of the determination of the amount of any Agreed Claim (or at such other time as the Indemnified Party and the Indemnifying Party shall agree), the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two Business Days prior to such payment.
(d)
Under all circumstances the Sellers and the Seller Indemnitees shall act solely through the Sellers’ Representative and the Sellers’ Representative’s determination with respect to all matters under this Article VIII (including a determination as to whether to seek indemnity or not) shall be final and binding on each Seller Indemnitee.
(e)
Offset Right.
(i)
Subject to the applicable limitations set forth in this Article VIII (including for the sake of clarity Section 8.08(e)(ii)), any amounts due by any of the Individual Sellers to the Purchaser and/or the Parent pursuant to this Article VIII may be offset against any unpaid balance of the Purchase Price due to the Individual Sellers, and any amounts due by any of the Trust Sellers to the Purchaser and/or the Parent pursuant to this Article VIII may be offset against any unpaid balance of the Purchase Price due to such Trust Seller(s), under this Agreement. To the extent that the Purchaser or the Parent is determined to be owed by any of the Individual Sellers amounts in excess of the unpaid balance of the Purchase Price, the Purchaser or the Parent may seek payment for such amounts in excess of such unpaid balance of the Purchase Price from the Individual Sellers, and to the extent that the Purchaser or the Parent is determined to be owed by any of the Trust Sellers amounts in excess of the unpaid balance of the Purchase Price, the Purchaser or the Parent may seek payment for such amounts in excess of such unpaid balance of the Purchase Price from such Trust Seller(s), in each case subject to the limitations set forth in Article VIII.
(ii)
The initial amount of such offset shall be in such amount as the Purchaser or the Parent reasonably determines to be necessary in order to cover the anticipated Loss to which it relates, and there shall be an appropriate adjustment between the parties at such time as the actual amount of the Loss has been finally determined.

Section 8.09 Third Party Claims.

(a)
If a claim by a third party is made against any or all of the Sellers (other than a claim for Taxes, which is addressed by Section 7.02 and Section 7.04 hereof) (a “Third Party Claim”), and if such party intends to seek indemnity with respect thereto under this Article VIII, such Seller or Sellers shall promptly notify the Purchaser of such Third Party Claim.

(b)
The Purchaser shall have thirty (30) days after receipt of such notice to assume the conduct and control, through Purchaser’s counsel, of the settlement or defense of such Third Party Claim and such Seller or Sellers shall cooperate with it in connection therewith.
(c)
If the Purchaser does not notify such Seller or Sellers within thirty (30) days after the receipt of such Seller’s or Sellers’ notice of a Third Party Claim of indemnity hereunder that it elects to undertake the defense thereof, such Seller or Sellers shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.
(d)
The Sellers and the Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense to the Purchaser and/or its counsel, such Seller or Sellers or such employees of such Seller or Sellers as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such Third Party Claim.

Section 8.10 Sole Remedy/Waiver. Except as otherwise provided herein, or in the case of fraud, criminal activity or willful misconduct, the parties hereto acknowledge and agree that, in the event that the Closing occurs, the remedies provided for in Section 7.04 and this Article VIII shall be the parties’ sole and exclusive remedies for any breach of the representations and warranties or covenants contained in this Agreement or any claims relating to this Agreement, other documents, certificates or agreements delivered in connection with this Agreement, the Company or any Law or otherwise. The parties hereto expressly intend that the remedies provided for in Section 7.04 and this Article VIII shall apply to direct claims between the parties hereto (whether or not involving a third party).

Section 8.11 Sellers’ Waiver. Notwithstanding anything to the contrary contained herein, the Sellers hereby waive and acknowledge that they shall not exercise or assert, any right of contribution or right to indemnity or any other right or remedy against the Company in connection with any indemnification obligation or any other Liability to which the Sellers may become subject under this Agreement or otherwise in connection with any of the transactions contemplated herein.

ARTICLE IX

Miscellaneous

Section 9.01 Fees and Expenses. Except as set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, that the Sellers shall pay all such costs and expenses incurred by the Company and not included within Company Transaction Expenses.

Section 9.02 Extension; Waiver. Subject to the express limitations herein, at any time prior to the Closing, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by the other party or in any document, certificate or writing delivered pursuant hereto by such other party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 9.03 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service or sent by email transmission to the respective parties as follows (or, in each case, as otherwise notified by any of the parties hereto) and shall be effective and deemed to have been given (a) immediately when sent by email before 6:00 P.M. (New York City time) on any Business Day (and when after such time), on the next Business Day), and (b) when received if delivered by hand or overnight courier service on any Business Day:

(a)
If to the Sellers’ Representative or to any Seller, to:

Peter Schoenke
[***]

Email: [***]

with a copy (which shall not constitute notice or service of process) to:

Husch Blackwell, LLP

33 East Main Street, Suite 300

Madison, WI 53703

Attention: Tom O’Day

Email: [***];

(b)
if to the Purchaser or to Parent, to:

c/o Gambling.com Group Limited

GDC America Inc.

514 North Franklin St, Suite 201

Tampa, FL 33602, United States

Attention: Michael J. Stein

Email: [***];

with copies (which shall not constitute notice or service of process) to:

White & Case LLP

Bockenheimer Landstraße 20

Frankfurt am Main, Germany 60323

Attention: Darragh Byrne

Email: [***]

and

White & Case LLP

609 Main Street, Suite 2900

Houston, TX 77002-4403

Attention: Morgan Hollins

Email: [***]

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

Section 9.04 Entire Agreement. This Agreement, together with the Exhibits hereto and the Seller Disclosure Letter, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement. This Section 9.04 shall not be deemed to be an admission or acknowledgement by any of the parties hereto that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist, other than the Confidentiality Agreement.

Section 9.05 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto. Except with respect to Article VIII of this Agreement, which shall inure to the benefit of each Purchaser Indemnitee and Seller Indemnitee, all of whom are intended as express third‑party beneficiaries thereof, no Person, other than GDC Media Limited, who is not party to this Agreement shall be entitled to the benefits of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party including, without limitation, to any beneficiary of a Seller if such Seller is a trust (except as expressly set forth herein); provided, that the Purchaser may assign its rights, interests and obligations hereunder (a) to any direct or indirect wholly owned Subsidiary of the Parent or to any Affiliate of which the Purchaser is a direct or indirect wholly owned Subsidiary, (b) in connection with the transfer by the Purchaser of all or substantially all of the capital stock and/or assets of the Company and or its Subsidiaries and (c) for the purpose of securing any financing of the transactions contemplated hereby. Any attempted assignment in violation of this Section 9.05 will be void. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.02 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.06 Amendment and Modification. This Agreement may not be amended except by a written instrument executed by all parties to this Agreement.

Section 9.07 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

Section 9.08 Applicable Law; Arbitration.

(a)
THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.
(b)
Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach of this Agreement, shall, subject to Section 9.08(e), be referred to and settled by arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), as amended and in effect on the date that demand for arbitration is filed as set forth in Section 9.08(c). Each party hereto consents to such arbitration as the sole and exclusive method of resolving any such dispute.

(c)
To initiate arbitration, any party shall submit its notice of arbitration to the International Court of Arbitration and to all other parties. The arbitration proceeding will take place in New York, New York and will be conducted in the English language. The arbitration panel will consist of three (3) arbitrators, all of whom (including the chairperson) shall be appointed by the International Court of Arbitration pursuant to the ICC Rules. The expenses of the arbitration shall be borne as determined by the arbitral tribunal. The award of the arbitral tribunal shall be final and binding on the parties thereto, including any joined or intervening party, who hereby agree to undertake it without recourse to any judicial proceedings in any jurisdiction whatsoever seeking annulment, setting aside, modification or any diminution or impairment of its terms or effect. Judgment upon any arbitral award rendered may be entered and a confirmation order sought in any court having jurisdiction thereof.
(d)
(i) Any respondent named in a notice of arbitration or counterclaim or cross‑claim hereunder may join any other party to any arbitral proceedings hereunder; provided that (A) such joinder is based upon a dispute, controversy or claim substantially related to the dispute, controversy or claim in the relevant notice of arbitration or counterclaim or cross‑claim, and (B) such joinder is made by written notice to the ICC and to all other parties within either thirty (30) days from the receipt by such respondent of the relevant notice of arbitration or counterclaim or cross‑claim or such longer time as may be determined by the ICC or the arbitrators.
(ii)
Any party may intervene in any arbitral proceedings hereunder; provided that (A) such intervention is based upon a dispute, controversy or claim substantially related to the dispute, controversy or claim in the relevant notice of arbitration or counterclaim or cross‑claim, and (B) such intervention is made by written notice to the ICC and to all other parties within either thirty (30) days from the receipt by such party of the relevant notice of arbitration or counterclaim or cross‑claim or such longer time as may be determined by the ICC or the arbitrators.
(iii)
Any joined or intervening party may make a counterclaim or cross‑claim against any party; provided that (A) such counterclaim or cross‑claim is based upon a dispute, controversy or claim substantially related to the dispute, controversy or claim in the relevant notice of arbitration or counterclaim or cross‑claim, and (B) such counterclaim or cross‑claim is made by written notice to the ICC and to all other parties within either thirty (30) days from the receipt by such party of the relevant notice of arbitration or counterclaim or such longer time as may be determined by the ICC or the arbitrators.
(e)
The parties hereto hereby acknowledge and agree that they may apply to any court having jurisdiction for interim relief, including temporary restraining orders or preliminary injunctions, in addition to any remedy to which the parties may be entitled in any arbitration proceeding or in equity.
(f)
For purposes of any proceeding to enforce or confirm an award of the arbitral tribunal pursuant to this Section 9.08 and/or any action brought pursuant to Section 9.08(d), each party hereto hereby expressly submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in the City of New York. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to its address specified in Section 9.03 or in any other manner permitted by Law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

Section 9.09 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible; provided, that notwithstanding anything in this Agreement to the contrary, the parties hereto intend that the remedies and limitations thereon (including Article VIII, Section 9.05, Section 9.08, Section 9.10, and Section 9.11) to each be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases any party’s liability or obligations hereunder and no party hereto shall be required to take any action that would increase any such obligations or liabilities of any such Person.

Section 9.10 Specific Enforcement; Limitation on Damages. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties shall be entitled to seek equitable relief, without proof of actual damages, including an Order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each party further agrees that neither the other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.13 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no other Person that is not a party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether (to the extent valid under applicable Law) in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Person not a party to this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Sellers, Purchaser, and Parent (solely for purposes of agreeing to the provisions listed below) have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

PETER SCHOENKE	Seller 2A

By: /s/ Peter Schoenke	Ilk 2021 Charitable Remainder Unitrust dated November 22, 2021

	By:	Trustee Services Group, PLLC, Trustee

HERBERT ILK	By:	/s/ Steven S. Marken
Steven S. Marken
By: /s/ Herbert Ilk		Managing Principal

Seller 3A

Erickson 2021 Charitable Remainder Unitrust dated November 22, 2021

JEFFREY ERICKSON	By:	Trustee Services Group, PLLC, Trustee

By: /s/ Jeffrey Erickson	By:	/s/ Steven S. Marken
Steven S. Marken
Managing Principal

TIMOTHY SCHULER	Seller 4A

By: /s/ Timothy Schuler	Schuler 2021 Charitable Remainder Unitrust dated November 22, 2021

	By:	Trustee Services Group, PLLC, Trustee

CHRISTOPHER LISS	By:	/s/ Steven S. Marken
Steven S. Marken
By: /s/ Christopher Liss		Managing Principal

[Signature page to Stock Purchase Agreement]

GDC AMERICA, INC.

By:	/s/ William Hanson
Name:	William Hanson
Title:	President

Joined solely for purposes of agreeing to the provisions of Section 2.02 to the extent related to issuance of Parent Shares, Section 3.06, Section 4.03, Section 4.04, Section 4.05, Section 4.09, Section 5.10, Section 5.11, Article VI, and Article VIII:

GAMBLING.COM GROUP LIMITED

By:	/s/ Charles Gillespie
Name:	Charles Gillespie
Title:	Chief Executive Officer

Annex 1A

Sellers

Seller	Number of Common Shares	Number of Preferred Shares	Total Number of Shares	% of Shares
Seller 1	[***]	[***]	[***]	[***]
Seller 2	[***]	[***]	[***]	[***]
Seller 3	[***]	[***]	[***]	[***]
Seller 4	[***]	[***]	[***]	[***]
Seller 5	[***]	[***]	[***]	[***]
Seller 2A	[***]	[***]	[***]	[***]
Seller 3A	[***]	[***]	[***]	[***]
Seller 4A	[***]	[***]	[***]	[***]

Annex 1A

Additional Defined Terms

Defined Term	Section

Agreed Claim	Section 8.08(c)
Agreement	Preamble
Alternate Transaction	Section 5.04(a)
Applicable Sales/Use Taxes	Section 7.05(d)
Arbitrator	Section 2.03(c)(i)
Balance Sheet Date	Section 3.08(a)
Basket	Section 8.06
Claim Certificate	Section 8.08(a)
Closing	Section 2.04(a)
Closing Date	Section 2.04(a)
Closing Statement	Section 2.03(a)
COBRA	Section 3.13(k)
Collateral Source	Section 8.07
Common Stock	First Recital
Company	Preamble
Company Plan	Section 3.13(a)
Competing Business	Section 5.08(a)(i)
Continuing Employee	Section 5.12(a)
Copyleft Terms	Section 3.16(k)
Disputed Amounts	Section 2.03(c)
DOL	Section 3.13(b)
End Date	Section 8.01(b)(ii)
ERISA	Section 3.13(a)
ERISA Affiliate	Section 3.13(a)
Estimated Closing Cash	Section 2.02(e)
Estimated Closing Indebtedness	Section 2.02(e)
Estimated Closing Statement	Section 2.02(e)
Estimated Closing Working Capital	Section 2.02(e)
Estimated Company Transaction Expenses	Section 2.02(e)
Exchange Act	Section 3.21
Financial Statements	Section 3.08(a)
HIPAA	Section 3.13(h)
ICC Rules	Section 9.08(b)
Indemnified Party	Section 8.08(a)
Indemnifying Party	Section 8.08(a)
Individual Seller	Preamble
Interim Financial Statements	Section 3.08(a)
Interim Period	Section 5.03(a)
IP Licenses	Section 3.18(a)(xv)
Knowledge of the Sellers	Section 1.05
Lock-Up Period	Section 5.10(b)
Lock-Up Shares	Section 5.10(a)
Material Contract	Section 3.18(a)

Multiemployer Plan	Section 3.13(c)
Notice of Objection	Section 2.03(b)
Open Source Materials	Section 3.16(k)
Purchaser	Preamble
Parent Financial Statements	Section 4.05(b)
Permits	Section 3.11
Preferred Stock	First Recital
Purchase Price Adjustment	Section 2.03(d)
Purchaser	Preamble
Purchaser Indemnitees	Section 8.04
Real Property Leases	Section 3.20(b)
Registered Intellectual Property	Section 3.16(a)
Return	Section 3.15(a)
Sales Tax Indemnity	Section 8.04(d)
SEC Filings	Section 4.05(a)
Securities Act	Section 2.02(b)
Seller	Preamble
Seller 1	Preamble
Seller 2	Preamble
Seller 2A	Preamble
Seller 3	Preamble
Seller 3A	Preamble
Seller 4	Preamble
Seller 4A	Preamble
Seller 5	Preamble
Seller Disclosure Letter	Article III
Seller Indemnitees	Section 8.05
Sellers’ Representative	Preamble
Shares	First Recital
Tax Matter	Section 7.02(a)
Tax Refund	Section 7.01(e)
Third Party Claim	Section 8.09(a)
Trade Secrets	Article I
Transfer	Section 5.10(b)
Transfer Taxes	Section 7.01(g)
Trust Seller	Preamble
Trustee	Section 2.04(b)(vi)
USPTO	Section 3.16(b)
USCO	Section 3.16(b)

Exhibit 1.1

Form of Employment Agreement

Exhibit 1.2

Form of Employment Agreement

Exhibit 2

Form of Confidential Information and Invention Assignment Agreement (CIIAA)

Exhibit 3

Form of Accredited Investor Questionnaire